Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BLUE APRON HOLDINGS, INC.,

BASIL MERGER CORPORATION

and

WONDER GROUP, INC.

Dated as of September 28, 2023

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4.4	Operations of the Purchaser	27
4.5	Section 203 of the DGCL	27
4.6	Sufficient Funds	27
4.7	Litigation	28
4.8	Other Agreements or Understandings	28
4.9	Brokers	28
4.10	Independent Investigation	28
4.11	No Other Company Representations or Warranties	29
4.12	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	29
Article V	Conduct of Business	30
5.1	Covenants of the Company	30
5.2	COVID-19 Response	32
5.3	Conduct of Business by the Parent and the Purchaser Pending the Merger	32
Article VI	Additional Agreements	33
6.1	No Solicitation	33
6.2	NASDAQ Listing	36
6.3	Confidentiality; Access to Information	36
6.4	Legal Conditions to the Merger	37
6.5	Public Disclosure	38
6.6	Indemnification	38
6.7	Notification of Certain Matters	40
6.8	Employee Benefits Matters	40
6.9	State Takeover Laws	42
6.10	Rule 16b-3	42
6.11	Rule 14d-10 Matters	42
6.12	Control of Operations	42
6.13	Security Holder Litigation	42
Article VII	Conditions to Merger	43
7.1	Conditions to Each Party’s Obligation To Effect the Merger	43
Article VIII	Termination and Amendment	43
8.1	Termination	43
8.2	Effect of Termination	45
8.3	Fees and Expenses	45
8.4	Amendment	46
8.5	Extension; Waiver	47
Article IX	Defined Terms	47
Article X	Miscellaneous	59
10.1	Nonsurvival of Representations and Warranties	59
10.2	Notices	59
10.3	Entire Agreement	60
10.4	Third Party Beneficiaries	60

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10.5	Assignment	61
10.6	Severability	61
10.7	Counterparts and Signature	61
10.8	Interpretation	62
10.9	Governing Law	62
10.10	Remedies	62
10.11	Submission to Jurisdiction	63
10.12	WAIVER OF JURY TRIAL	63
10.13	Disclosure Schedule	64
10.14	Parent Guarantee	64

Annex I	Conditions of the Offer

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of this 28th day of September 2023, by and among Wonder Group, Inc., a Delaware corporation (the “Parent”), Basil Merger Corporation, a Delaware corporation and a wholly owned subsidiary of the Parent (the “Purchaser”), and Blue Apron Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will make a cash tender offer (as it may be extended or amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock for $13.00 per share of Company Common Stock, net to the seller in cash, without interest thereon and subject to Sections 1.1(g) and 2.10 (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the consummation of the Offer, in accordance with Section 251(h) of the DGCL, the Purchaser shall merge with and into the Company, with the Company continuing as the surviving corporation of such merger (the “Merger”), with each share of Company Common Stock outstanding immediately prior to the Merger, except as otherwise provided herein, being converted in the Merger into the right to receive the Offer Price, without interest (the “Merger Consideration”);

WHEREAS, the Company Board has as of the date hereof unanimously (a) determined and declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (b) approved and declared the advisability of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (c) declared that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders and (d) resolved to recommend that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;

WHEREAS, the respective boards of directors of the Parent and the Purchaser have unanimously adopted, approved and declared it advisable for the Parent and the Purchaser to enter into this Agreement and to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein, and the board of directors of the Purchaser has recommended that the Parent approve and adopt this Agreement in its capacity as the sole stockholder of the Purchaser; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Parent’s and the Purchaser’s willingness to enter into this Agreement, FreshRealm, Inc. (“Supplier”) is executing and delivering a Tender and Support Agreement in favor of the Parent and the Purchaser (the “Tender and Support Agreement”), pursuant to which Supplier, among other things, will agree to tender all shares of Company Common Stock beneficially owned by it to the Purchaser in the Offer; and

WHEREAS, the Merger shall be governed by and effected under Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Purchaser and the Company, intending to be legally bound, hereby agree as follows:

Article I

THE CASH TENDER OFFER

1.1           The Offer.

(a)           Commencement of the Offer; Acceptance of Shares. Subject to the terms and conditions of this Agreement, as soon as practicable (and in any event within ten (10) Business Days) after the date of this Agreement, the Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase any and all outstanding shares of Company Common Stock for a price per share of Company Common Stock equal to the Offer Price. As promptly as practicable upon the later of: (i) the earliest time as of which the Purchaser is permitted under the Exchange Act to irrevocably accept for purchase shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) the earliest time as of which each of the Offer Conditions shall have been satisfied or waived, the Purchaser shall (and the Parent shall cause the Purchaser to) irrevocably accept for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer. The obligation of the Purchaser to irrevocably accept for purchase shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). The Purchaser shall promptly (and in any event within two (2) Business Days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)) after the Acceptance Time pay, or cause the Paying Agent to pay, for all shares of Company Common Stock validly tendered (and not validly withdrawn) in the Offer. All such payments shall be made net to the seller in cash, without interest.

(b)           Expiration Date; Extensions and Amendment.

(i)           The Offer shall initially expire at one minute after 11:59 p.m., Eastern time, on the day that is the 20th Business Day after commencement of the Offer (determined in accordance with Rules 14d-1(g)(3) and 14d-2 under the Exchange Act). Subject to the immediately succeeding sentence, the Parent and the Purchaser expressly reserve the right to increase the Offer Price and the right to waive any of the Offer Conditions. Notwithstanding anything to the contrary contained in this Agreement, neither the Parent nor the Purchaser shall (without the prior written consent of the Company in its sole and absolute discretion): (A) change the form of consideration payable in the Offer, decrease the Offer Price, decrease the maximum number of shares sought to be purchased in the Offer or otherwise change the Offer so that it is for fewer than all of the outstanding shares of Company Common Stock; (B) extend or otherwise change the expiration date of the Offer, except to the extent permitted or required by Section 1.1(b)(ii); (C) terminate the Offer except pursuant to Section 1.1(f); (D) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act; (E) amend, change or waive the Minimum Condition or the Offer Conditions set forth in clauses (b)(i) and (d) of Annex I; (F) amend, modify or supplement any Offer Condition or the terms of the Offer in any manner adverse to holders of shares of Company Common Stock or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of the Parent or the Purchaser to consummate the Offer, the Merger or the other transactions contemplated by this Agreement; or (G) impose any condition to the Offer other than the Offer Conditions. For the avoidance of doubt, the Purchaser shall not, without the prior written consent of the Company in its sole and absolute discretion, accept for payment or pay for any shares of Company Common Stock if, as a result, the Purchaser would acquire less than the number of shares of Company Common Stock necessary to satisfy the Minimum Condition or if any of the Offer Conditions set forth in clauses (b)(i) and (d) of Annex I are not satisfied.

(ii)           Subject to Section 1.1(f), the Purchaser may, in its sole discretion, extend the scheduled expiration date of the Offer for one or more periods (not to exceed 10 Business Days each); provided, however, that in no event shall the Purchaser be permitted to extend the Offer beyond one minute after 11:59 p.m., Eastern time, on the day that is the Outside Date, as it may be so extended pursuant to the terms of this Agreement, without the prior written consent of the Company. Subject to Section 1.1(f), the Purchaser shall extend the scheduled expiration date of the Offer: (A) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the SEC); (B) if at the then scheduled expiration date of the Offer any of the Offer Conditions has not been satisfied (and the Parent or the Purchaser has not waived such condition in accordance with the terms of this Agreement) for one or more periods not to exceed 10 Business Days if and to the extent requested by the Company and (C) if, as of the then-scheduled expiration date of the Offer, the Outside Date would have otherwise occurred but shall have been extended pursuant to Section 10.10(b) as a result of any action brought by the Company to specifically enforce the terms or provisions of this Agreement, the Purchaser shall extend the Offer until one minute after 11:59 p.m., Eastern time, on the day that is the Outside Date as it may be so extended pursuant to the terms of this Agreement; provided, however, that in no event shall the Purchaser be required to extend the Offer beyond one minute after 11:59 p.m., Eastern time, on the day that is the Outside Date, as it may be extended pursuant to the terms of this Agreement.

(c)           Schedule TO and Offer Documents. On the date of commencement of the Offer, the Parent and the Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain an offer to purchase and a form of the related letter of transmittal, the forms of which shall be reasonably acceptable to the Company, and ancillary documents and instruments pursuant to which the Offer will be made (collectively, together with any supplements or amendments thereto, the “Offer Documents”). The Parent and the Purchaser shall cause the Offer Documents (i) to comply in all material respects with the requirements of applicable U.S. federal securities laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Parent or the Purchaser with respect to information supplied by or on behalf of the Company for inclusion in the Offer Documents. The Parent and the Purchaser shall take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, as and to the extent required by applicable U.S. federal securities laws. Each of the Parent, the Purchaser and the Company shall promptly correct any information provided by it or on its behalf specifically for inclusion in the Schedule TO or the other Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law, and the Parent and the Purchaser shall take all steps necessary to amend or supplement the Schedule TO and, as applicable, the other Offer Documents and to cause the Schedule TO as so amended and supplemented to be filed with the SEC and the other Offer Documents as so amended and supplemented to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to the filing thereof with the SEC or dissemination to the holders of shares of Company Common Stock. The Parent and the Purchaser shall provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments the Parent, the Purchaser or their counsel may receive from the SEC with respect to the Offer or any Offer Document promptly after the receipt thereof, shall consult with the Company and its counsel prior to responding to any such comments, and shall provide the Company and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Parent or the Purchaser or their counsel. Subject to the foregoing, the Parent and the Purchaser shall respond to any such comments promptly after they are received.

(d)           Provision of Information for Schedule 14D-9. The Parent and the Purchaser shall promptly supply to the Company in writing, for inclusion in the Schedule 14D-9, all information concerning the Parent and the Purchaser required under applicable U.S. federal securities laws to be included in the Schedule 14D-9. Each of the Parent and the Purchaser shall promptly correct any information provided by it or on its behalf for inclusion in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law.

(e)            Provisions of Funds by the Parent. The Parent shall deposit, or shall cause to be deposited, with the Paying Agent, at or prior to the Acceptance Time, all of the funds necessary to purchase any and all shares of Company Common Stock that the Purchaser becomes obligated to purchase pursuant to the Offer.

(f)            Termination of Offer and Return of Tendered Shares. Unless this Agreement is terminated pursuant to Section 8.1, the Purchaser shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company in its sole and absolute discretion. In the event this Agreement is terminated pursuant to Section 8.1, the Purchaser shall promptly (and in any event within 24 hours) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the Acceptance Time, the Purchaser shall promptly return, or cause any depositary acting on behalf of the Purchaser to return, all tendered shares of Company Common Stock to the tendering stockholders.

(g)           Adjustments to Offer Price. The Offer Price shall be adjusted to reflect fully the effect of any reclassification, subdivision, combination, exchange, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Acceptance Time.

1.2           Company Actions.

(a)           Approval and Consent. The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein.

(b)           Schedule 14D-9. On or reasonably promptly (and in any event within one (1) Business Day) after the date of the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, the “Schedule 14D-9”) and disseminate the Schedule 14D-9, to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable laws, to the holders of shares of Company Common Stock, including by setting the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL. The Schedule 14D-9 shall also include the notice of appraisal required to be delivered by the Company under Section 262(d)(2) of the DGCL. Except as required by applicable law or as otherwise permitted pursuant to Section 6.1 below, the Offer Documents and the Schedule 14D-9 shall contain the unanimous recommendation of the Company Board in favor of the Offer, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Company shall cause the Schedule 14D-9 (A) to comply in all material respects with the requirements of applicable U.S. federal securities laws and (B) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by or on behalf of the Parent or the Purchaser for inclusion in the Schedule 14D-9. Each of the Company, the Parent and the Purchaser shall promptly correct any information provided by it or on its behalf specifically for inclusion in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws.

(c)           Sharing of Materials and Information. Except and to the extent related to an Acquisition Proposal, a Determination Notice or any Company Board Recommendation Change:

(i)            The Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC or dissemination to holders of shares of Company Common Stock.

(ii)           The Company shall provide the Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company or its counsel may receive from the SEC with respect to the Schedule 14D-9 promptly after the receipt thereof, shall consult with the Parent and its counsel prior to responding to any such comments, and shall provide the Parent and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Company or its counsel. Subject to the foregoing, the Company shall respond to any such comments promptly after they are received.

(d)           Provision of Information for Offer Documents. The Company shall promptly supply to the Parent and the Purchaser in writing, for inclusion in the Offer Documents, all information concerning the Company required under applicable U.S. federal securities laws to be included in the Offer Documents.

(e)           Stockholder Lists. In connection with the Offer, the Company shall instruct its transfer agent to promptly (and in any event within five (5) Business Days following the date hereof) furnish to the Purchaser or its designated agent mailing labels containing the names and addresses of the record holders of the shares of Company Common Stock as of a recent date, and shall furnish to the Purchaser such information as is in the possession or control of the Company and assistance as the Purchaser may reasonably request for the purpose of communicating the Offer to the holders of shares of Company Common Stock (the date of the list used by the Purchaser to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, the Parent and the Purchaser shall, until consummation of the Offer, hold in confidence the information contained in any of such labels or otherwise furnished to the Parent or the Purchaser pursuant to the foregoing sentence in accordance with the Confidentiality Agreement, shall use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement shall be terminated in accordance with Section 8.1, shall destroy all electronic copies of such information and deliver to the Company all other copies of such information then in their possession or under their control.

Article II

THE MERGER

2.1           The Merger; No Vote of Stockholders.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Purchaser shall merge with and into the Company.

(b)           The Merger shall be governed by and effected under Section 251(h) of the DGCL. The parties hereto shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable following (and, if the Acceptance Time occurs on a Business Day, on the same day as, and if Acceptance Time does not occur on a Business Day, on the first Business Day after) the Acceptance Time, without a vote of stockholders of the Company, in accordance with Section 251(h) of the DGCL.

2.2           Effective Time of the Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, as soon as practicable following (and, if the Acceptance Time occurs on a Business Day, on the same day as, and if Acceptance Time does not occur on a Business Day, on the first Business Day after) the Acceptance Time, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be duly prepared, executed, acknowledged and filed with the Secretary of State in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State or at such subsequent time or date as the Parent and the Company shall, subject to Section 2.1(b), agree and specify in the Certificate of Merger (the “Effective Time”).

2.3           Closing. Subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VII, the Closing shall take place via the electronic exchange of documents and signatures as soon as practicable following (and, if the Acceptance Time occurs on a Business Day, on the same day as, and if Acceptance Time does not occur on a Business Day, on the first Business Day after) the Acceptance Time.

2.4           Effects of the Merger. At the Effective Time (a) the Purchaser shall be merged with and into the Company, the separate existence of the Purchaser shall cease and the Company shall continue as the Surviving Corporation in the Merger and (b) by virtue of the Merger without any further action, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended in accordance with the DGCL and its terms, subject to Section 6.6(b). In addition, subject to Section 6.6(b), the Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of the Purchaser as in effect immediately prior to the Effective Time, except that all references to the name of the Purchaser therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the DGCL and in this Agreement.

2.5           Directors and Officers of the Surviving Corporation. The directors of the Purchaser as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation immediately following the Effective Time, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified or his or her earlier death, resignation or removal.

2.6           Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Purchaser, the Parent or the holder of any shares of the capital stock of the Company or capital stock of the Purchaser:

(a)           Capital Stock of the Purchaser. Each share of the common stock, par value $0.0001 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of class A common stock, par value $0.0001 per share, of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are (i) held in the treasury of the Company or by any wholly owned Subsidiary of the Company immediately prior to the Effective Time, (ii) irrevocably accepted for purchase in the Offer by the Purchaser or (iii) held by the Parent, the Purchaser or any other wholly owned Subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be paid or delivered in exchange therefor.

(c)           Merger Consideration for Company Common Stock. Subject to Section 2.7 and Section 2.10, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.6(b) and Dissenting Shares) shall be automatically converted into the right to receive the Merger Consideration. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of any such shares represented by a Certificate or Uncertificated Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.6(c) in accordance with the provisions of Section 2.7.

(d)           Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, subdivision, combination, exchange, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.7           Surrender of Certificates.

(a)            Paying Agent. Prior to the Acceptance Time, the Parent shall enter into an agreement (in form and substance reasonably acceptable to the Company) with the Paying Agent for the Paying Agent to act as paying agent for the Offer and the Merger and, prior to the Effective Time, the Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time to be converted into the right to receive the Merger Consideration pursuant to Section 2.6(c), for payment through the Paying Agent in accordance with this Section 2.7, the Payment Fund. The Payment Fund shall not be used for any other purpose. The Payment Fund may be invested by the Paying Agent as directed by the Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available); provided, further, that no gain or loss thereon shall affect the amounts payable hereunder and, subject to Section 2.7(e), the Parent shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy the Parent’s obligation to pay the aggregate Merger Consideration under this Agreement. Any interest and other income resulting from such investments (net of any losses) shall be paid to the Parent pursuant to Section 2.7(e). Subject to Section 2.7(e), in the event the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 2.7(b), including any such diminishment as a result of investment losses, the Parent shall, or shall cause the Surviving Corporation to, immediately deposit additional cash into the Payment Fund in an amount equal to the deficiency in the amount required to make such payments.

(b)           Exchange Procedures.

(i)           Promptly (and in any event within two (2) Business Days) after the Effective Time, the Parent shall cause the Paying Agent to mail to each Person who was a holder of record of any shares converted pursuant to Section 2.6(c) that as of immediately prior to the Effective Time were then represented by a Certificate (A) a letter of transmittal (which shall (1) be prepared prior to the Closing, (2) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(g)) to the Paying Agent, and (3) otherwise be in such form and have such provisions as the Parent and the Company may reasonably agree), and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(g)) in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.7(g)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of the shares represented by such Certificate as of immediately prior to the Effective Time shall be promptly paid in exchange therefor a cash amount in immediately available funds equal to (1) the number of shares of Company Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.7(g)) multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.

(ii)           Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares as of immediately prior to the Effective Time shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive in respect thereof pursuant to this Article II. In lieu thereof, each holder of record of one or more Uncertificated Shares as of immediately prior to the Effective Time shall, upon receipt by the Paying Agent of an “agent’s message” in customary form with respect to any Uncertificated Share (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), be promptly paid (subject to Section 2.10) the Merger Consideration in respect of such Uncertificated Share, and such Uncertificated Share shall forthwith be cancelled.

(c)            Interest; Transfers; Rights Following the Effective Time. No interest will be paid or accrued on the cash payable upon the surrender of Certificates or Uncertificated Shares. In the event of a transfer of ownership of any shares represented by a Certificate immediately prior to the Effective Time or Uncertificated Shares which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares is registered, if, in the case of a Certificate, such Certificate is presented to the Paying Agent, and in each case the transferor provides to the Paying Agent (i) all documents required to evidence and effect such transfer and (ii) evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.7, all Certificates and all Uncertificated Shares (other than Certificates representing, or Uncertificated Shares that are, Dissenting Shares or shares of Company Common Stock to be cancelled pursuant to Section 2.6(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.6(c).

(d)           No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates and cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to Section 2.7(e).

(e)            Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the former holders of shares represented by Certificates immediately prior to the Effective Time and Uncertificated Shares entitled thereto pursuant to Section 2.6(c) for one year after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to the Parent, upon demand, and any such former holder of any such shares represented by a Certificate immediately prior to the Effective Time or any such Uncertificated Shares who has not previously complied with this Section 2.7 in respect thereof shall be entitled to receive only from the Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar laws) payment of its claim for Merger Consideration in respect of such shares, without interest.

(f)            No Liability. To the extent permitted by applicable law, none of the Parent, the Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement; provided, however, that the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such amount, require that the owner of such lost, stolen or destroyed Company Common Stock Certificate provide a medallion guarantee or indemnity agreement as the Parent or the Paying Agent may reasonably require.

2.8           Company Stock Plans and Company Warrants.

(a)           Effective as of immediately prior to the Effective Time, each then-outstanding and unexercised Company Stock Option shall vest (to the extent unvested) in full and automatically be cancelled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option, without any interest thereon. In the event that the exercise price of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

(b)           Effective as of immediately prior to the Effective Time, (i) each Company RSU that is then outstanding shall vest in full (to the extent unvested), and (ii) (A) each such vested Company RSU and (B) each Company PSU that is then outstanding and vested (including any such Company PSU that becomes vested as a result of any applicable performance-vesting condition becoming satisfied in connection with the Merger) shall, in each case, automatically be cancelled and converted into the right to receive from the Surviving Corporation an amount of cash from the Surviving Corporation equal to the product of (1) the total number of shares of Company Common Stock then underlying such vested Company RSU or vested Company PSU, as applicable, multiplied by (2) the Merger Consideration. Any Company PSU that is not vested (and does not become vested in connection with the Merger) as of immediately prior to the Effective Time shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

(c)           As soon as practicable following the execution of this Agreement, the Company shall notify each Person who is a holder of Company Stock Options, Company RSUs or Company PSUs of the treatment of and payment for such equity awards pursuant to this Section 2.8 and providing instructions for use in obtaining payment therefor.

(d)           The Parent shall (i) cause the Surviving Corporation to make the payments contemplated by this Section 2.8 as promptly as practicable after the Effective Time (and in any event not later than ten (10) Business Days after the Effective Time) and (ii) cause the Surviving Corporation to maintain at all times from and after the Effective Time sufficient liquid funds to satisfy its obligations pursuant to this Section 2.8.

(e)            Notwithstanding the provisions of this Section 2.8, the Parent may treat any equity compensation held by Company Employees subject to non-U.S. law in another manner to the extent reasonably necessary to take into account applicable non-U.S. law or Tax or employment considerations.

(f)            Effective as of immediately prior to the Effective Time, that certain Class A Common Stock Purchase Warrant issued by the Company to Supplier (the “Supplier Warrant”) shall automatically, if then-outstanding and unexercised and not previously exercised, as a result of the acceptance for purchase of all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer and without any action on the part of the holder of the Supplier Warrant, be deemed to be exercised in full in a “cashless exercise” prior to the Closing and in accordance with the terms of such Supplier Warrant (including Section 2(b) thereof).

(g)           Effective as of immediately prior to the Acceptance Time, each Company Warrant listed on Schedule 2.8(g) of the Company Disclosure Schedule (the “Other Company Warrants”) that is then-outstanding and unexercised shall automatically, in accordance with such specified Company Warrant’s terms and with no further action by the Company or the holder thereof, automatically terminate and be cancelled and of no further force or effect and for no consideration.

2.9           Dissenting Shares.

(a)           Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.6, but shall be cancelled and any Certificate representing, or Uncertificated Shares that are, Dissenting Shares shall represent only such rights as are granted by the DGCL in respect thereof.

(b)           If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.6, without interest, and shall not thereafter be deemed to be Dissenting Shares.

(c)            The Company shall give the Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer with respect to any such demand, notice or instrument unless the Parent shall have given its written consent to such payment or settlement offer, which consent shall not be unreasonably withheld, conditioned or delayed.

2.10         Withholding Rights. Each of the Parent, the Purchaser, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any other recipient of payments hereunder any amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld and remitted by the Parent, the Purchaser, the Company, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.

Article III

Representations and Warranties of the Company

The Company represents and warrants to the Parent and the Purchaser that the statements contained in this Article III are true and correct, except (a) as disclosed or reflected in the Company SEC Reports filed or furnished prior to the date of this Agreement (other than with respect to Sections 3.1, 3.2, 3.3, and 3.4, or any forward looking disclosures set forth in any “Risk Factors” section of any Company SEC Report, any forward-looking disclosures in any “Cautionary Note Regarding Forward-Looking Statements” section of any Company SEC Report and any other disclosures included in any Company SEC Report to the extent they are predictive or forward-looking in nature) or (b) as set forth herein or in the Company Disclosure Schedule.

3.1           Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect.

3.2           Capitalization.

(a)           The authorized capital stock of the Company as of the date of this Agreement consists of (i) 1,500,000,000 shares of Company Class A Common Stock, (ii) 175,000,000 shares of Company Class B Common Stock and (iii) 500,000,000 shares of Company Class C Common Stock, and (iv) 10,000,000 shares of preferred stock, $0.0001 par value per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s certificate of incorporation and otherwise provided under the DGCL. As of the Capitalization Date, (A) 6,429,016 shares of Company Class A Common Stock were issued and outstanding, (B) no shares of Company Class B Common Stock were issued and outstanding, (C) no shares of Company Class C Common Stock were issued and outstanding and (D) no shares of Company Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on the Capitalization Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding.

(b)           As of the Capitalization Date, (A) 1,268,574 shares of Class A Common Stock were subject to issuance upon the exercise of the Supplier Warrant, (B) 0 shares of Class A Common Stock were subject to issuance upon the exercise of the Other Company Warrants, (C) 0 shares of Company Class A Common Stock were subject to issuance upon the exercise of Company Options with a per share exercise price that is lower than Merger Consideration, (D) 1,779 shares of Company Class A Common Stock were subject to issuance upon the exercise of Company Options with a per share exercise price in excess of the Merger Consideration, (E) 191,229 shares of Class A Common Stock were subject to issuance upon the settlement of outstanding Company RSUs, (F) 54,006 shares of Company Class A Common Stock were subject to issuance upon the settlement of outstanding Company PSUs (assuming maximum performance), and (G) 10,405 shares of Company Class A Common Stock that were reserved for issuance under the Company Stock Plans.

(c)           Schedule 3.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the Capitalization Date, of all Company Stock Plans, indicating for each Company Stock Plan, as of such date, (i) the number of shares of Company Common Stock issued under such Company Stock Plan, (ii) the number of shares of Company Common Stock subject to each outstanding option under such Company Stock Plan and the exercise price of each outstanding option under such Company Stock Plan that has a per share exercise price that is lower than the Merger Consideration, (iii) the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, (v) the aggregate number of shares of Company Common Stock that are subject to each outstanding Company RSU and (vi) the aggregate number of shares of Company Common Stock that are subject to each outstanding Company PSU (assuming maximum performance). The Company has made available to the Parent complete and accurate copies of all (A) Company Stock Plans, (B) forms of stock option agreements evidencing Company Stock Options, (C) forms of agreements evidencing Company RSUs and (D) forms of agreements evidencing Company PSUs.

(d)           Except (i) as set forth in this Section 3.2 and Schedule 3.2(c) of the Company Disclosure Schedule and for changes since the Capitalization Date resulting from the exercise or settlement of Company Warrants, Company Stock Options or Company RSUs or Company PSUs outstanding on such date, and (ii) as expressly permitted to be issued after the date hereof by Schedule 5.1(b) of the Company Disclosure Schedule, (A) there are no equity securities of any class of the Company, or any security convertible or exchangeable into or exercisable for such equity securities, issued or outstanding and (B) there are no contracts, agreements, arrangements, plans, options, warrants, equity securities, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound promising that the Company or any of its Subsidiaries will issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement. Except as set forth on Schedule 3.2 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreement with respect to the voting (including proxies) or sale, pledging, transfer or other disposition of any shares of capital stock or other equity interests of the Company. Except as contemplated by this Agreement or described in this Section 3.2 or on Schedule 3.2(b) of the Company Disclosure Schedule, and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights agreements, and there is no stockholder rights agreement (or similar agreement or plan commonly referred to as a “poison pill”), to which the Company or any of its Subsidiaries is a party obligating the Company to register or sell any equity security of any class of the Company.

(e)            All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) or on Schedule 3.2(b) of the Company Disclosure Schedule, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, including under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

(f)            There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries.

3.3           Subsidiaries.

(a)           Schedule 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) in the case of a Subsidiary of the Company that is not wholly owned, the number and type of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization.

(b)           Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect.

(c)           Except as set forth on Schedule 3.3(c) of the Company Disclosure Schedule, all of the outstanding shares of capital stock or equivalent equity interests of each Subsidiary of the Company are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material liens, pledges, security interests or other encumbrances.

(d)           Neither the Company nor any Subsidiary of the Company owns or has any rights to any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

3.4           Authority; No Conflict; Required Filings and Consents.

(a)            The Company has all requisite corporate power and authority to enter into this Agreement and, assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.5 and that the Merger is consummated in accordance with Section 251(h) of the DGCL, perform its obligations hereunder and consummate the Merger. The Company Board, at a meeting duly called and held, by the vote of all directors, duly and unanimously adopted resolutions (i) determining and declaring that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (ii) approving and declaring the advisability of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (iii) declaring that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders and (iv) recommending that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer. Assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.5 and that the Merger is consummated in accordance with Section 251(h) of the DGCL, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Parent and the Purchaser and the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.5, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)           The execution and delivery of this Agreement by the Company do not, and (assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.5 and that the Merger is consummated in accordance with Section 251(h) of the DGCL) the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Company, (ii) conflict with, or result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any material contract to which the Company or any Subsidiary of the Company is a party or by which any of their respective assets or properties are bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c)           No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Offer Documents and the Schedule 14D-9 with the SEC in accordance with the Exchange Act, (iii) the filing of such other reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of Nasdaq and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, are not reasonably likely to have a Company Material Adverse Effect.

(d)           Assuming the accuracy of the Parent’s and the Purchaser’s representations and warranties set forth in Section 4.5 and that the Merger is consummated in accordance with Section 251(h) of the DGCL, no vote of the holders of any class or series of the Company’s capital stock or other securities is necessary for the adoption of this Agreement or for the consummation by the Company of the Merger. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e)           The people, culture and compensation committee of the Company Board, or a committee of the Company Board consisting solely of directors that qualify as “independent directors” for purposes of the continued listing requirements of Nasdaq, has taken, at a duly convened meeting thereof, all such actions as may be required to cause to be exempted under Rule 14d-10(d)(2) under the Exchange Act, any and all employment compensation, severance and employee benefit agreements and arrangements that have been entered into or granted by the Company or any of its Subsidiaries with or to directors, officers, or employees of the Company or any of its Subsidiaries, to cause such agreements and arrangements to satisfy the non-exclusive safe harbor provisions of Rule 14d-10(d)(2) under the Exchange Act.

3.5           SEC Filings; Financial Statements; Schedule 14D-9; Information Provided.

(a)            The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2022. All such registration statements, forms, reports and other documents, as such documents have been amended since the time of their filing (including exhibits and all other information incorporated therein and those registration statements, forms, reports and other documents that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Reports (i) were filed on a timely basis, (ii) at the time filed, complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and (iii) except to the extent that information contained in a Company SEC Report has been revised, amended, modified or superseded by a later filed Company SEC Report filed prior to the date of this Agreement, did not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading in any material respect.

(b)           Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained (including by incorporation by reference) in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, all in accordance with GAAP except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments (none of which are reasonably expected to be material in amount or nature).

(c)           The Schedule 14D-9 shall (i) comply in all material respects with the requirements of applicable U.S. federal securities laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by or on behalf of the Parent or the Purchaser in writing specifically for inclusion in the Schedule 14D-9. The information supplied or to be supplied by or on behalf of the Company for inclusion in the Schedule TO or the Offer Documents, on the date the Schedule TO is filed with the SEC and on the date the Offer Documents are first published, sent or given to holders of shares of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in any material respect, in light of the circumstances in which they shall be made.

(d)           The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e)           The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that all information concerning the Company that could have a material effect on the financial statements is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.

(f)           None of the Company or any of its Subsidiaries has effected, entered into, created or become a party to, or has committed to effect, enter into, create or become a party to, any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

3.6           No Undisclosed Liabilities. Other than as (a) disclosed in the Company Balance Sheet (including the notes thereto), (b) incurred in the Ordinary Course of Business since the date of the Company Balance Sheet, (c) transaction expenses incurred in connection with this Agreement and the consummation of the Offer and the Merger or (d) liabilities that are executory performance obligations arising under contracts to which the Company or any Subsidiary of the Company is a party, the Company and its Subsidiaries do not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material and adverse effect on the Company and its Subsidiaries.

3.7           Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except as contemplated or permitted hereby (including those matters contemplated by Section 5.1 and Section 5.2 or listed on Schedule 5.1 of the Company Disclosure Schedule) and except in connection with any COVID-19 Measure or COVID-19 Response, (a) there has not been a Company Material Adverse Effect and (b) until the date of this Agreement, (i) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (ii) none of the Company or any of its Subsidiaries has taken any action that would have required the consent of the Parent under Section 5.1 had such action or event occurred after the date of this Agreement.

3.8           Taxes. Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:

(a)           The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete. The Company and each of its Subsidiaries has paid (or caused to be paid) on a timely basis all Taxes due and owing by the Company and/or its Subsidiaries, other than Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP.

(b)           As of the date of this Agreement, no examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed in writing. There are no Liens for Taxes on any of the assets or properties of the Company or any of its Subsidiaries.

(c)           Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee or successor, or (ii) pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements or arrangements that are not primarily related to Taxes).

(d)           Neither the Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies in the two years prior to the date of this Agreement.

(e)           Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

3.9           Real Property.

(a)           Neither the Company nor any of its Subsidiaries owns any real property.

(b)           Schedule 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Company Leases and the location of the premises subject thereto. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Except as set forth on Schedule 3.9(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has made available to the Parent complete and accurate copies of all Company Leases.

3.10         Intellectual Property.

(a)           To the Company’s Knowledge, the Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs), the absence of which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

(b)           Schedule 3.10(b) of the Company Disclosure Schedule lists all Company Registered Intellectual Property. Each item of Company Registered Intellectual Property is valid, subsisting and to the Company’s knowledge enforceable, and has not expired or been cancelled.

(c)           To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Since January 1, 2022 and through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property, except, in each case in clauses (i) and (ii), for any such infringement, violation, misappropriation or challenge that is not reasonably likely to have a Company Material Adverse Effect.

(d)           The Company and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential.

(e)           To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.11         Contracts.

(a)           Schedule 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Material Contracts as of the date of this Agreement. The Company has made available to the Parent a copy of each Company Material Contract to which the Company or any of its Subsidiaries is a party as of the date of this Agreement.

(b)           Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c)           Since January 1, 2022, neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

3.12         Litigation. Except for Transaction Litigation, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which the Company has been notified in writing or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no judgments, orders or decrees by any Governmental Entity outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

3.13         Environmental Matters.

(a)           Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries is in violation of any Environmental Law; and (ii) the Company and its Subsidiaries have all permits, licenses and other authorizations from Governmental Entities required under any Environmental Law and the Company and its Subsidiaries are in compliance with such permits, licenses and other authorizations.

(b)           The only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability under any Environmental Law or with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, the representations and warranties contained in Sections 3.6, 3.15 and 3.16 do not relate to environmental matters.

3.14         Employee Benefit Plans.

(a)           Schedule 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Employee Plans.

(b)           With respect to each material Company Employee Plan in effect on the date of this Agreement, the Company has made available to the Parent a complete and accurate copy of, to the extent applicable, (i) such Company Employee Plan, (ii) the most recent annual report (Form 5500) filed with the IRS, and (iii) each trust agreement, group annuity contract and summary plan description.

(c)           Each Company Employee Plan is being administered in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for failures to so administer such Company Employee Plan as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(d)           With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except for failures to make such contributions or accruals for contributions as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(e)           Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination, advisory, or opinion letter from the IRS to the effect that such Company Employee Plan is qualified and the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, or is based on prototype or volume submitter documents that, to the Company’s Knowledge, have received such letter and no such determination, advisory, or opinion letter has been revoked and no such revocation has been threatened, and no act or omission has occurred, that would adversely affect its qualification except, in each case, as is not, individually or in the aggregate, reasonably likely to give rise to a liability of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries (taken as a whole).

(f)            None of the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (i) maintains a Company Employee Plan that is subject to Section 412 of the Code or Title IV of ERISA or (ii) is obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)           Neither the execution of this Agreement nor the consummation of the Offer, the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or individual service provider of the Company or any of its Subsidiaries to any compensation or benefit or any increase in the amount of any compensation or benefit under any Company Employee Plan , (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other obligation under any Company Employee Plan , (iii) result in any violation of, or default under, any Company Employee Plan, (iv) limit or restrict the right of the Company to merge, amend or terminate any Company Employee Plan or (v) result in the payment or provision of any amount (whether in cash or property or the vesting of property) to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries under any Company Employee Plan that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(h)           None of the Company Employee Plans promises or provides retiree medical or retiree life insurance benefits to any current or former employee, except as required by applicable law.

(i)           The Company is not a party to any agreements that provide for any Tax gross-ups, including, without limitation, under Sections 280G, 409A, or 4999 of the Code.

3.15         Compliance With Laws.

(a)           The Company and each of its Subsidiaries is in compliance with, and is not in violation of, any applicable statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(b)           Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers, employees, agents or distributors is violating any provision of the U.S. Foreign Corrupt Practices Act of 1977, except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.16         Permits. The Company and its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect (the “Company Permits”). The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.17         Labor Matters.

(a)           The Company and each of its Subsidiaries is in compliance with all applicable laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control and employee classification, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization. As of the date of this Agreement, there are no pending or, to the Company’s Knowledge, threatened labor strikes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries.

(b)           Other than as indicated by those written plans or agreements made available to the Parent, all employees of the Company and its Subsidiaries are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any material amounts being owed to such individual other than with respect to wages and benefits accrued before termination. All individuals who perform services for the Company and who have been classified as other than employees have been properly classified in all material respects.

3.18         Data Privacy and Security. The Company and its Subsidiaries’ data, privacy and security practices conform, and at all times have conformed, to all applicable laws and contacts and other commitments to which the Company and its Subsidiaries are bound or purport to comply with (including the privacy policies of the Company and each of its Subsidiaries) , except for nonconformities that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. To the Company’s Knowledge, the Closing will not, in and of itself, cause, constitute or result in a breach or violation of any company privacy commitments. There are no pending or, to the Company’s Knowledge, threatened proceedings by any Persons alleging or confirming the Company or its Subsidiaries’ failure to comply with its data, privacy, or security practices or applicable laws relating to data, privacy, and security.

3.19         Opinion of Financial Advisor. The financial advisors of the Company, J.P. Morgan Securities LLC, has delivered to the Company Board an opinion to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Offer Price and the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Offer and the Merger as provided in this Agreement is fair, from a financial point of view, to such holders.

3.20         Section 203 of the DGCL. Assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.5, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

3.21         Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed on Schedule 3.21 of the Company Disclosure Schedule.

3.22         Affiliate Transactions. Except as set forth on Schedule 3.22 of the Company Disclosure Schedule, no officer or director of the Company or any Person currently owning as of the date of this Agreement 5% or more of the Company Common Stock, and no family member of any such natural Person, is a party to any Contract with or binding upon the Company or any of its properties or assets, or has any material interest in any property owned, leased or occupied by the Company, or has engaged in any material transaction with any of the foregoing within the 12 months preceding the date of this Agreement other than (a) compensation of directors and executive officers of the Company and (b) equity interests granted to directors and executive officers of the Company (each such contract, an “Affiliate Agreement”).

Article IV

Representations and Warranties of the Parent and the Purchaser

The Parent and the Purchaser, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1           Organization, Standing and Power. The Parent is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of Delaware. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of the Parent and the Purchaser has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Parent Material Adverse Effect. The Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation and bylaws, or similar organizational documents as amended through the date of this Agreement, of the Purchaser and the Parent.

4.2           Authority; No Conflict; Required Filings and Consents.

(a)            Each of the Parent and the Purchaser has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Purchaser (which adoption shall become effective as of immediately after the execution and delivery of this Agreement), to consummate the transactions contemplated hereby. The execution and delivery of, and the consummation of the transactions contemplated by, this Agreement by the Parent and the Purchaser have been duly authorized by all necessary corporate action on the part of each of the Parent and the Purchaser, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Purchaser (which adoption shall become effective as of immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of the Parent and the Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           The execution and delivery of this Agreement by each of the Parent and the Purchaser do not, and the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other organizational documents of the Parent or the Purchaser, (ii) conflict with, or result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Parent or the Purchaser is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii), (iii), and (iv) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Purchaser or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(c)           No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Parent are listed for trading is required by or with respect to the Parent or the Purchaser in connection with the execution and delivery of this Agreement by the Parent or the Purchaser or the consummation by the Parent or the Purchaser of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) required filings of the Offer Documents and the Schedule 14D-9 under the Exchange Act, (iii) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, are not reasonably likely to have a Parent Material Adverse Effect.

(d)           No vote of the holders of any class or series of the Parent’s capital stock or other securities is necessary for the consummation by the Parent of the transactions contemplated by this Agreement.

4.3           Offer Documents; Information Provided. The Offer Documents shall (i) comply in all material respects with the requirements of applicable U.S. federal securities laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Parent or the Purchaser with respect to information supplied by or on behalf of the Company in writing specifically for inclusion in the Offer Documents. The information supplied or to be supplied by or on behalf of the Parent or the Purchaser for inclusion in the Schedule 14D-9, on the date the Schedule 14D-9 is filed with the SEC and on the date the Schedule 14D-9 is first published, sent or given to holders of shares of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading in any material respect.

4.4           Operations of the Purchaser. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5           Section 203 of the DGCL. Neither the Parent nor the Purchaser, nor any of their respective “Affiliates” or “Associates” (as those terms are defined in Section 203 of the DGCL) (a) directly or indirectly “owns” (as such term is defined in Section 203 of the DGCL) or, within the past three (3) years, has “owned” (as such term is defined in Section 203 of the DGCL) beneficially or otherwise, any shares of Company Common Stock, any other securities of the Company or any options, warrants or other rights to acquire shares of Company Common Stock or other securities of the Company, or any other economic interest (through derivative securities or otherwise) in the Company, or (b) has been an “Affiliate” or “Associate” (as those terms are defined in Section 203 of the DGCL) of the Company at any time during the past three (3) years. Assuming the accuracy of the Company’s representations and warranties set forth in Section 3.2(a) and the second sentence of Section 3.4(a), the restrictions contained in Section 203 of the DGCL do not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

4.6           Sufficient Funds. The Parent currently has, and at all times from and after the date hereof and through the Acceptance Time and the Effective Time will have, and the Purchaser will have as of the Acceptance Time and at and as of the Effective Time, sufficient funds for the satisfaction of all of the Parent’s and the Purchaser’s obligations under this Agreement, including the payment of the aggregate Offer Price and Merger Consideration and the consideration in respect of the Company Options, Company RSUs, Company PSUs and Company Warrants and to pay all related fees and expenses required to be paid by the Parent or the Purchaser pursuant to the terms of this Agreement. The Parent’s and the Purchaser’s obligations hereunder, including their obligations to consummate the Offer and the Merger, are not subject to a condition regarding the Parent’s or the Purchaser’s obtaining of funds to consummate the transactions contemplated by this Agreement.

4.7           Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which the Parent has been notified or, to the Parent’s knowledge, threatened against the Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no judgments, orders or decrees outstanding against the Parent or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Parent Material Adverse Effect.

4.8           Other Agreements or Understandings. There are no contracts, agreements or other arrangements or understandings (whether oral or written) to which the Parent, the Purchaser or any of their Affiliates is a party, or commitments to enter into such contracts, agreements or other arrangements or understandings (whether oral or written), (a) with any member of the Company’s management or the Company Board, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Offer Price or the Merger Consideration or pursuant to which any stockholder of the Company agrees to tender shares of Company Common Stock pursuant to the Offer.

4.9           Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

4.10         Independent Investigation. Each of the Parent and the Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries and that each of the Parent and the Purchaser and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company’s Subsidiaries that it and its Representatives have desired or requested to review for such purpose, and that it and its Representatives have had a full opportunity to meet with the management of the Company and the Company’s Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries.

4.11         No Other Company Representations or Warranties. The Parent and the Purchaser hereby acknowledge and agree (on their own behalf and on behalf of each of their respective Affiliates, equityholders and Representatives) that, except for the representations and warranties expressly set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule), (a) none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, equityholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations or any other matter in connection with this Agreement and the transactions contemplated hereby or otherwise, including with respect to any information provided or made available to the Parent, the Purchaser or any of their respective Affiliates, equityholders or Representatives, or any other Person, or had or has any duty or obligation to provide any information to the Parent, the Purchaser or any of their respective Affiliates, equityholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, (b) to the fullest extent permitted by law, none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, equityholders or Representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to the Parent, the Purchaser or any of their respective Affiliates, equityholders or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to the Parent, the Purchaser or any of their respective Affiliates, equityholders or Representatives, or any other Person, or the use by the Parent, the Purchaser or any of their respective Affiliates, equityholders or Representatives, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Parent, the Purchaser or any of their respective Affiliates, stockholders, or Representatives, or any other Person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Merger or any other transaction contemplated by this Agreement, and (c) none of the Parent, the Purchaser or any of their respective Affiliates, equityholders or Representatives, or any other Person, has relied on any information, materials, representations or warranties or other statements or omissions (including as to the accuracy or completeness thereof), whether express or implied, that may have been made, provided or made available by the Company, any of its Affiliates, stockholders or Representatives or any other Person with respect to the Company or any of its Subsidiaries or their respective business or operations or otherwise in connection with or relating to the entry into this Agreement and the transactions contemplated hereby. The Parent and the Purchaser each expressly disclaims any obligation or duty by the Company or any of its Subsidiaries, or any of its or their respective Affiliates, equityholders or Representatives, or any other Person, to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement.

4.12           Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company and its Subsidiaries by the Parent and the Purchaser and their respective Affiliates, equityholders and Representatives, the Parent and the Purchaser and their respective Affiliates, equityholders and Representatives have received and may continue to receive after the date hereof (including pursuant to Section 6.3(b)) from the Company and its Affiliates, equityholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. The Parent and the Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Parent and the Purchaser are familiar, that the Parent and the Purchaser are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that the Parent and the Purchaser will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, equityholders or Representatives, or any other Person, with respect thereto. Accordingly, the Parent and the Purchaser hereby acknowledge and agree (on their own behalf and on behalf of each of their respective Affiliates, equityholders and Representatives) that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, equityholders or Representatives, nor any other Person, has made or is making, and that none of Parent or the Purchaser or any of their respective Affiliates, equityholders or Representatives has relied on, any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

Article V

Conduct of Business

5.1           Covenants of the Company. Except (1) as otherwise contemplated or permitted by this Agreement, (2) as required by applicable law, (3) as set forth on Schedule 5.1 of the Company Disclosure Schedule, (4) in connection with any COVID-19 Measure or COVID-19 Response or (5) or with the Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Acceptance Period, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as otherwise contemplated or permitted by this Agreement, as required by applicable law, in connection with any COVID-19 Measure or COVID-19 Response, as set forth on Schedule 5.1 of the Company Disclosure Schedule or with the Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Acceptance Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a)           (i) declare, set aside or pay any dividends on, or pay or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for (A) the acquisition or redemption of shares of capital stock of wholly owned Subsidiaries of the Company or (B) the acquisition of Company Common Stock (1) from holders of Company Stock Options or Company Warrants in full or partial payment of the exercise price therefor, (2) from holders of Company Stock Options, Company RSUs or Company PSUs in full or partial payment of any applicable Taxes payable by such holder upon exercise or settlement thereof, as applicable, to the extent required or permitted under the terms thereof or (3) from current or former employees, directors and consultants in accordance with agreements that have been made available to the Parent providing for the repurchase of shares or forfeiture of shares, in each case under this clause (3) in connection with any termination of services to the Company or any of its Subsidiaries;

(b)           issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than (i) the issuance of shares of capital stock of wholly owned Subsidiaries of the Company in connection with capital contributions, (ii) the issuance of shares of Company Common Stock upon (w) the exercise of Company Stock Options or Company Warrants outstanding on the date of this Agreement, (x) the settlement of Company RSUs or Company PSUs outstanding on the date of this Agreement, or (y) the vesting, exercise and/or settlement of any equity awards granted after the date of this Agreement;

(c)           amend its certificate of incorporation, bylaws or other comparable charter or organizational documents (except for immaterial or ministerial amendments);

(d)           acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e)           sell, lease, license, pledge, or otherwise dispose of or subject to any Lien any material properties or material assets of the Company or of any of its Subsidiaries other than in the Ordinary Course of Business;

(f)            adopt any stockholder rights plan;

(g)           (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than (A) to the Company or one of its wholly owned Subsidiaries, (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the Ordinary Course of Business, (C) pursuant to supplier financing programs, agreements or arrangements whether or not classified as debt under GAAP, and (D) indebtedness in an aggregate principal amount not to exceed $5,000,000 on the terms set forth on Schedule 5.2(g) of the Company Disclosure Schedule) or (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing; provided, however, that the Company may continue to make investments in the Ordinary Course of Business in accordance with its investment policy as in effect on the date hereof (a copy of which has been made available to the Parent);

(h)           make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $10,000,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as included in the Company’s budget for capital expenditures previously made available to the Parent;

(i)             make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(j)            enter into, terminate or amend in any material respect, or expressly release any material rights under, any Company Material Contract listed on Schedule 5.1(j) of the Company Disclosure Schedule;

(k)           adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(l)             increase the compensation of any director, employee or individual service provider of the Company or any Subsidiary, including by granting any bonus, retention, severance or termination pay, adopting any new Company Employee Plan, or taking any action to modify or accelerate the rights or benefits under any Company Employee Plan; or

(m)           authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2           COVID-19 Response. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company or any of its Subsidiaries from taking or not taking any action, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measure or otherwise take any COVID-19 Response and (a) no such actions or failure to take such actions or COVID-19 Responses shall be deemed to violate or breach this Agreement in any way, (b) all such actions or failures to take such actions or COVID-19 Responses shall be deemed to constitute an action taken in the Ordinary Course of Business and (c) no such actions or failures to take such actions or COVID-19 Responses shall serve as a basis for the Parent or the Purchaser to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.

5.3           Conduct of Business by the Parent and the Purchaser Pending the Merger. The Parent and the Purchaser agree that, during the Pre-Acceptance Period, (a) they shall not, directly or indirectly, without the prior consent of the Company, take or cause to be taken any action that would reasonably be expected to materially delay, impair or prevent the satisfaction of the conditions contained in Article VII or Annex I or the consummation of the transactions contemplated by this Agreement, or propose, announce an intention or enter into any agreement to take any such action, and (b) the Purchaser shall not engage in any activity of any nature except for activities related to or in furtherance of the Offer, the Merger and the other transactions contemplated by this Agreement; provided that nothing in this Section 5.3 will affect any rights of the Parent or the Purchaser set forth in Article VIII. The Parent and the Purchaser agree that, following the date of this Agreement and prior to the Closing, neither the Parent nor the Purchaser will distribute, contribute, pay a dividend with respect to, repay, or otherwise transfer funds held by the Parent or Purchaser or otherwise take any similar action, in each case, which would result in the representation and warranty in Section 4.6 of this Agreement to be untrue at any time.

Article VI

Additional Agreements

6.1           No Solicitation.

(a)           No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the Specified Time, neither the Company nor any of its Subsidiaries shall, and the Company shall use reasonable efforts to cause its Representatives not to, directly or indirectly:

(i)           solicit or initiate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; or

(ii)           enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal; provided, however, that nothing in this Agreement shall prohibit the Company, any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries from informing Persons of the existence of the provisions of this Section 6.1.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c)-(d), at any time prior to the Acceptance Time, the Company may (A) furnish non-public information with respect to the Company and its Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person), pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the Qualified Person than the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of, or amendment to, any Acquisition Proposal) (an “Acceptable Confidentiality Agreement”), (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any Acquisition Proposal or (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with any Qualified Person.

(b)           No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time:

(i)            the Company Board shall not, except as set forth in this Section 6.1, (A) withhold, withdraw, modify or qualify, or publicly propose to do any of the following, in each case, in a manner adverse to the Parent or the Purchaser, the recommendation by the Company Board with respect to the Offer, including by failing to include the recommendation by the Company Board with respect to the Offer in the Schedule 14D-9, (B) approve or recommend or publicly announce a recommendation to the stockholders of the Company, any Acquisition Proposal, (C) after public announcement of an Acquisition Proposal (other than a tender offer or exchange offer, which shall be subject to clause (D) below), fail to publicly affirm the recommendation by the Company Board with respect to the Offer within ten (10) Business Days after a written request by the Parent to the Company Board to do so (or, if earlier, by the close of business on the Outside Date) (provided, that the Parent shall be limited to one such request with respect to any Acquisition Proposal unless such Acquisition Proposal has been modified, and then one such request with respect to any such modification); and (D) in the event a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent), (x) recommend that the stockholders of the Company tender their shares in such tender or exchange offer, and (y) within ten (10) Business Days after the commencement of such tender or exchange offer, fail to confirm the Company Board Recommendation or recommend against acceptance of such offer (each of the actions referred to in clauses (A)-(D) in this Section 6.1(b)(i), a “Company Board Recommendation Change”); and

(ii)           the Company shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.1(a)).

(c)            Fiduciary Exception: Notwithstanding anything to the contrary set forth in this Section 6.1, at any time prior to the Acceptance Time, the Company Board may effect a Company Board Recommendation Change and/or terminate this Agreement in accordance with (and to the extent permitted by) Section 8.1(f) and enter into a definitive agreement with respect to a Superior Proposal if:

(i)            in response to an Qualifying Proposal (and no other Acquisition Proposal) if (A) the Company Board shall have determined in good faith (after consultation with outside counsel and its financial advisor) that (x) such Qualifying Proposal would constitute a Superior Proposal and (y) the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary obligations under applicable law; (B) the Company has notified the Parent in writing that it intends to effect a Company Board Recommendation Change (a “Determination Notice”), which Determination Notice shall (w) describe in reasonable detail the reasons for such Company Board Recommendation Change, (x) provide the material terms and conditions of such Qualifying Proposal (including the consideration offered therein and the identity of the Person or group making such Qualifying Proposal), (y) provide unredacted copies of all agreements to be entered into by the Company or any of its Subsidiaries in connection with such Qualifying Proposal, and (z) provide copies of documentation in respect of any financing arrangements delivered by the Qualified Person (or by such Qualified Person’s Affiliates or Representatives) to finance such Qualifying Proposal (which may be redacted in a manner consistent with Section 4.5) (it being understood that the Determination Notice shall not, in and of itself, constitute a Company Board Recommendation Change for purposes of this Agreement); (4) if requested by the Parent, the Company shall have made its Representatives, including its senior management, outside counsel and financial advisor) available for discussions and negotiations with the Parent’s Representatives regarding any proposed modifications to the terms and conditions of this Agreement during the four (4)-Business Day period following delivery by the Company to the Parent of such Determination Notice; and (5) if the Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such four (4) -Business Day period, the Company Board shall have determined in good faith (after consultation with outside counsel and its financial advisor), after considering the terms of such offer by the Parent, that (x) such Qualifying Proposal constitutes a Superior Proposal and (y) the failure to effect a Company Board Recommendation Change would still be inconsistent with its fiduciary obligations under applicable law; provided that any material amendment to the terms of such Qualifying Proposal (whether or not in response to any changes proposed by the Parent pursuant to clause (4) above), it being understood and agreed that any change in the type or amount of per share consideration or purchase price shall be considered material, after which the conditions set forth in clause (2) above remain satisfied shall require a new Determination Notice and an additional two (2) -Business Day period from the date of such Determination Notice during which the terms of clause (4) above and this clause (5) shall apply, mutatis mutandis; or

(ii)           in response to any Intervening Event if: (A) the Company Board shall have determined in good faith (after consultation with outside counsel) that the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary obligations under applicable law; (B) the Company has provided to Parent a Determination Notice describing in reasonable detail the reasons for such Company Board Recommendation Change; (C) if requested by the Parent, the Company shall have made its Representatives, including its senior management, outside counsel and financial advisor) available for discussions and negotiations with the Parent’s Representatives regarding any proposed modifications to the terms and conditions of this Agreement during the four (4) -Business Day period following delivery by the Company to the Parent of such Determination Notice; and (D) if the Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such four (4)-Business Day period, the Company Board shall have determined in good faith (after consultation with outside counsel and its financial advisor), after considering the terms of such offer by the Parent, that the failure to effect a Company Board Recommendation Change would still be inconsistent with its fiduciary obligations under applicable law.

(d)           Notices to the Parent. The Company shall as promptly as reasonably practicable (and in any event within 24 hours) advise the Parent following the Company’s receipt of any Acquisition Proposal or any request for information or inquiry, proposal or offer that the Company Board in good faith believes could reasonably be expected to lead to an Acquisition Proposal and the material terms and conditions of such Acquisition Proposal or inquiry, proposal or offer (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto, and any subsequent amendments or modifications thereto) and the identity of the Person making any such Acquisition Proposal or inquiry, proposal or offer. Commencing upon the provision of any notice referred to in the previous sentence, the Company and its Representatives shall keep the Parent informed on a reasonably prompt basis as to any material developments with respect to any such Acquisition Proposal or inquiry, proposal or offer (and any subsequent material amendments or modifications thereto), and shall provide the Parent with a copy of any written correspondence, documents or agreements delivered to or by the Company or its Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes).

(e)           Certain Permitted Disclosure. Nothing in this Section 6.1 shall prohibit the Company, any of its Subsidiaries or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law; provided that any such action that would otherwise constitute an Company Board Recommendation Change shall be made only in compliance with Section 6.02(b) (it being understood that: (A) any “stop, look and listen” letter or similar communication limited to the information described in Rule 14d-9(f) under the Exchange Act and (B) any disclosure of information to the Company’s stockholders that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and contains a statement that the Company Board has not effected an Company Board Recommendation Change shall not in and of itself be deemed to be a Company Board Recommendation Change).

(f)           Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify any of the Company’s rights under the other provisions of this Section 6.1.

6.2           NASDAQ Listing. Prior to the Effective Time, the Company shall reasonably cooperate with the Parent and use its commercially reasonable efforts to take all actions reasonably necessary (to the extent that such actions can reasonably be taken prior to the Effective Time) on its part under applicable law and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and to terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.

6.3           Confidentiality; Access to Information.

(a)           Except as expressly modified herein, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)           During the Pre-Acceptance Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Parent’s Representatives, solely for purposes of furthering the Offer and the Merger and the other transactions contemplated hereby or integration planning relating thereto, reasonable access, upon reasonable prior written notice, during normal business hours and in a manner that does not disrupt or interfere with business operations (and in all cases subject to any measures implemented by the Company or any of its Subsidiaries in connection with COVID-19 or any other pandemic, epidemic or disease outbreak), to all of its books, contracts and records as the Parent shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) promptly make available to the Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information in the Company’s possession concerning its business, properties and assets as the Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, (A) in connection with an Acquisition Proposal, Determination Notice or Company Board Recommendation Change, (B) that in the reasonable judgment of the Company would: (1) result in the disclosure of any trade secrets of any third party, (2) violate any legal requirement or contract or any obligation of the Company with respect to confidentiality or privacy, including under any privacy policy, (3) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine, or (C) that the Company in good faith determines, in light of any COVID-19 Responses, would reasonably be expected to jeopardize the health and safety of any employee of the Company or its Subsidiaries. Any such information shall be subject to the Confidentiality Agreement. Prior to the Closing, neither the Parent nor the Purchaser shall (and each shall cause its Affiliates and Representatives not to) contact or communicate with any of the employees, customers, licensors or suppliers of the Company or any of its Subsidiaries, without the prior written consent of the Company, except for communications that do not relate to the Company or the transactions contemplated by this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth herein, the provisions of Section 6.1, and not this Section 6.3(b), shall govern the provision of information in connection with an Acquisition Proposal.

6.4           Legal Conditions to the Merger.

(a)           Subject to the terms hereof, including Section 6.1, Section 6.4(b), Section 6.4(c) and Section 6.4(d), each party hereto shall each use its reasonable best efforts to:

(i)            take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable; and

(ii)           execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)           Each party hereto shall use its reasonable best efforts to furnish to the other parties hereto all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement.

(c)            Except for the transactions contemplated hereby, the Parent shall not, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by another manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to (or the consummation of) such acquisition, merger or consolidation would reasonably be expected to (i) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby (including under any Antitrust Laws) or (ii) materially delay the consummation of the transactions contemplated hereby.

6.5           Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall use their respective commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Offer, the Merger or this Agreement; provided, however, that these restrictions shall not apply to any Company communications in connection with an Acquisition Proposal, Determination Notice or Company Board Recommendation Change that was not a result of or related to (i) a breach of Section 6.1(a) or Section 6.1(b), or (ii) a breach, in any material respect, of Section 6.1(c) or Section 6.1(d).

6.6           Indemnification.

(a)           From and after the Acceptance Time, the Parent, and, from and after the Effective Time, the Surviving Corporation, shall, jointly and severally, indemnify, defend and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, manager, employee or agent of the Company or any of its Subsidiaries or, while a director, manager or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as an officer, director, manager, member, trustee, fiduciary, employee or agent of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Parent and the Surviving Corporation within ten (10) Business Days of receipt by the Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification hereunder, under applicable law or otherwise. Without limitation of the foregoing or any other provision of this Section 6.6, the Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party, whether under applicable law, provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries or otherwise, shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b)           From the Effective Time through the six (6)-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries shall contain, and the Parent shall cause the certificate of incorporation and bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the certificate of incorporation and bylaws of the Company (and with respect to each such Subsidiary, the comparable organizational documents of such Subsidiary) as in effect on the date of this Agreement.

(c)           Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time, the Current D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not exceed the Maximum Premium, or (ii) purchase a Reporting Tail Endorsement and maintain such endorsement in full force and effect for its full term. If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or cancelled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Current D&O Insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than six times the Maximum Premium for such Reporting Tail Endorsement. If a Reporting Tail Endorsement has been purchased by the Company prior to the Effective Time, the Parent and the Surviving Corporation shall cause such Reporting Tail Endorsement to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)           In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) consummates any division or conversion, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.6.

(e)            The Parent, the Company and the Surviving Corporation shall be obligated to indemnify any Indemnified Party (or his or her heirs or representatives) for and pay such Person’s costs and expenses, including reasonable legal fees and expenses, incurred by such Person in connection with pursuing any claims to enforce the provisions of this Section 6.6, and shall be obligated to advance any such expenses (including reasonable legal fees and expenses) incurred by such Indemnified Person in enforcing any such claim in advance of its final disposition.

(f)            The provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to any Indemnified Party by law, statute, any provision of any certificate of incorporation, bylaws or other organizational document or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.7           Notification of Certain Matters. Prior to the Acceptance Time, the Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such Person (or, in case of the Parent’s obligation to provide notice, any representation or warranty of the Purchaser) contained in this Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of the Company, in any manner that would result in the failure of the condition set forth in clause (b)(ii) of Annex I or (ii) in the case of any representation or warranty of the Parent or the Purchaser, in any material respect or (b) any material breach by such Person (or, in case of the Parent’s obligation to provide notice, any material breach by the Purchaser) of any covenant or agreement set forth in this Agreement. The parties hereto agree that the Company’s compliance or failure to comply with this Section 6.7 shall not be taken into account for purposes of determining whether the condition referred to in clause (b)(iii) of Annex I has been satisfied.

6.8           Employee Benefits Matters.

(a)           For a period of one year following the Effective Time or such shorter period as a Company Employee remains employed, the Parent shall provide, or shall cause to be provided, to each Company Employee (i) a base salary or wage rate no less favorable than the base salary or wage rate provided to such employee immediately before the Effective Time, (ii) commission opportunities and annual cash bonus opportunities, in each case no less favorable than the commissions and annual cash bonus opportunities, respectively, provided to such employee immediately before the Effective Time, and (iii) other employee benefits that are no less favorable, in the aggregate, than the other benefits provided to such employee immediately before the Effective Time.

(b)           For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under any New Plans, each Company Employee shall, subject to applicable law and applicable Tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service by the Company or its Subsidiaries; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or provide credit under a defined benefit or frozen plan of the Parent and its Affiliates. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Employee Plan in which such Company Employee participated immediately before the Effective Time and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, the Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents.

(c)           If any Company Employee (who is not otherwise a party to an employment agreement, offer letter or similar agreement or arrangement or any amendment or supplement of any of the foregoing, in each case that provides for a different treatment with respect to severance) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company Employee would have received severance benefits under the Company Severance Practices, the Parent will cause the Surviving Corporation to provide that such Company Employee shall be entitled to severance benefits from the Surviving Corporation determined in accordance with Schedule 6.8(c) of the Company Disclosure Schedule.

(d)           Nothing in this Section 6.8 shall otherwise prohibit the Parent, the Company or any of their Subsidiaries from amending or terminating (in accordance with any applicable terms), or shall be construed as creating, amending or terminating any Employee Benefit Plan, Company Employee Plan, New Plan or any other compensation or benefit plan, program, policy, practice, agreement and arrangement sponsored or maintained by the Company, the Parent or any of their Subsidiaries, and nothing in this Agreement shall otherwise require the Company, the Parent or any of their respective Subsidiaries to create or continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement after the Effective Time or to employ any particular person on any particular terms. The provisions of Sections 6.8(a) through 6.8(c) do not apply to individuals who are covered by collective bargaining, works council or other collective representation agreements. The provisions of this Section 6.8 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual, shall be regarded for any purpose as a third party beneficiary of this Section 6.8.

(e)           Company Plans. If requested by Parent in writing not less than five (5) Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary and appropriate to terminate all Company Employee Plans that contain a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “401(k) Plans”) and any of the Company’s health and welfare benefit plans that are specifically requested to be terminated by Parent, provided that replacement health plans are in place such that no current participant or COBRA beneficiary (including any individual eligible to elect COBRA) experiences a period as to which health coverage is not available and provided further that any such termination shall not affect the obligations of Parent beginning immediately following the Effective Time pursuant to the covenant set forth in Section 6.8(a), with the termination of such plans to be effective no later than the day immediately preceding the Closing Date (but contingent upon the Closing). For any plans to be terminated as described in this Section 5.6(d), the Company shall deliver to Parent, no later than the day immediately preceding the Closing Date, evidence that its board of directors has validly adopted resolutions to terminate such plans. The form and substance of such resolutions shall be subject to Parent’s review and approval, which shall not be unreasonably withheld, conditioned or delayed, and shall be delivered to Parent in draft form at least three Business Days before their adoption.

6.9           State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the parties hereto shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.10         Rule 16b-3. Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under such rule to the extent permitted by applicable law.

6.11         Rule 14d-10 Matters. Notwithstanding anything herein to the contrary, the Company shall not, from and after the date hereof and until the Specified Time, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, manager, officer, employee or independent contractor of the Company, unless prior to such entry into, establishment, amendment or modification, the people, culture and compensation committee of the Company Board (each member of which the Company Board determined is an “independent director” within the meaning of the applicable continued listing requirements of Nasdaq and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may reasonably be necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.

6.12         Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, (a) nothing contained in this Agreement shall give the Parent or the Purchaser, directly or indirectly, the right to control or direct the Company’s operations prior to the Acceptance Time and (b) prior to the Acceptance Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

6.13         Security Holder Litigation. The Company shall have the right to control the defense and settlement of any litigation related to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers after the date of this Agreement (“Transaction Litigation”); provided that the Company shall (i) notify the Parent promptly of the commencement or written threat of any Transaction Litigation of which it has received notice or become aware and shall keep the Parent reasonably informed regarding any such Proceedings and (ii) give the Parent the opportunity to participate, at the Parent’s expense, in the defense of any such litigation and the Company shall consider the Parent’s advice with respect to such litigation. In no event shall the Company enter into, agree to or disclose any settlement with respect to any Transaction Litigation without the Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned.

Article VII

Conditions to Merger

7.1           Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions (provided that, to the extent permitted by applicable law, no party may invoke the failure or nonsatisfaction of either such condition if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure or nonsatisfaction of such condition):

(a)           the Purchaser shall have accepted for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer; and

(b)           no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

Article VIII

Termination and Amendment

8.1           Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned (with respect to Sections 8.1(b) through Section 8.1(i), by written notice by the terminating party to the other party):

(a)           by mutual written consent of the Parent and the Company at any time prior to the Acceptance Time;

(b)           by either the Parent or the Company at any time prior to the Acceptance Time and after the Outside Date if the Acceptance Time shall not have occurred on or before the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Acceptance Time to occur on or before the Outside Date;

(c)            by either the Parent or the Company at any time prior to the Acceptance Time if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer or consummation of the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the issuance of any such order, decree, ruling or the taking of such other action;

(d)           by the Parent or the Company if the Offer (as it may have been extended pursuant to Section 1.1(b)) expires as a result of the non-satisfaction of one or more of the Offer Conditions, including the Minimum Condition, or is terminated or withdrawn prior to the Acceptance Time, in each case, without the Purchaser having accepted for purchase any shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the material failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been the principal cause or result in the non-satisfaction of any Offer Condition;

(e)           by the Parent, prior to the Acceptance Time, if the Company shall have effected a Company Board Recommendation Change;

(f)            by the Company, at any time prior to the Acceptance Time, if the Company Board determines to accept a Superior Proposal, but only if the Company and the Company Board shall have complied in all material respects with its obligations under Section 6.1 with respect to such Superior Proposal and substantially concurrently with the termination of this Agreement, the Company pays the Parent the Termination Fee contemplated by Section 8.3(b)(ii) and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal;

(g)           by the Parent, prior to the Acceptance Time, if there has been a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach, inaccuracy or failure (A) would cause the conditions set forth in clauses (b)(ii) or (b)(iii) of Annex I not to be satisfied, and (B) is incapable of being cured by the Outside Date or, if capable of being cured in such time frame, shall not have been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach, inaccuracy or failure from the Parent; provided that neither the Parent nor the Purchaser is then in breach of any representation, warranty or covenant under this Agreement such that would permit the Company to terminate this Agreement pursuant to Section 8.1(h);

(h)           by the Company, prior to the Acceptance Time, if there has been a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of the Parent or the Purchaser set forth in this Agreement, which breach, inaccuracy or (i) shall have had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) is incapable of being cured by the Outside Date or, if capable of being curing in such time frame, shall not have been cured within twenty (20) Business Days following receipt by the Parent of written notice of such breach, inaccuracy or failure from the Company; provided that the Company is not then in breach of any representation, warranty or covenant under this Agreement such that would permit the Parent to terminate this Agreement pursuant to Section 8.1(g);

(i)             by the Company (A) if the Purchaser shall have failed to commence the Offer by the date that is ten (10) Business Days after the date of this Agreement (other than due to a violation by the Company of its obligations under Sections 1.2(d) and 1.2(e)) or (B) upon two (2) Business Days’ notice to the Parent if (x) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Acceptance Time, but subject to such conditions being able to be satisfied) and (y) the Purchaser shall have failed to irrevocably accept for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) as of the expiration of the Offer (as it may be extended in accordance with this Agreement).

8.2           Effect of Termination. In the event of termination of this Agreement in accordance with Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Company, the Purchaser or their respective Representatives, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party hereto from liability for any Fraud or Willful Breach and (b) the provisions of Section 6.3(a) and the penultimate sentence of Section 6.3(b) (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Article IX (Defined Terms) and Article X (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3           Fees and Expenses.

(a)           Except as set forth in this Section 8.3 or as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

(b)           The Company shall pay the Parent the Termination Fee in the event that this Agreement is terminated:

(i)            by the Parent pursuant to Section 8.1(e);

(ii)           by the Company pursuant to Section 8.1(f); or

(iii)          by either the Parent or the Company pursuant to (x) Section 8.1(b) or Section 8.1(d) at a time the conditions set forth in clause (b)(i) of Annex I have been satisfied or are capable of being satisfied (but in the case of a termination by the Company, only if at such time the Parent would also have the right to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d)) or (y) by the Parent pursuant to Section 8.1(g), if (A) before the date of such termination, an Acquisition Proposal shall have been publicly announced or made known to the Company and, in each case, not publicly withdrawn prior to such termination and (B) within 12 months after the date of termination, the Company shall have (1) consummated the transactions contemplated by an Acquisition Proposal or (2) entered into any definitive agreement with respect to an Acquisition Proposal that is subsequently consummated provided, however, that, for purposes of this Section 8.3(b), all references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”. Any fee due under Section 8.3(b)(i) shall be paid to the Parent by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(b)(ii) shall be paid to the Parent by wire transfer of same-day funds on or before the date of termination of this Agreement. Any fee due under Section 8.3(b)(iii) shall be paid to the Parent by wire transfer of same-day funds within two (2) Business Days after the date on which a transaction referenced in clause (B) of Section 8.3(b)(iii) is consummated.

(c)            In no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d)           The agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and the parties hereto would not enter into this Agreement absent such agreement. Except in the event of Fraud or any Willful Breach, (i) payment of the Termination Fee described in this Section 8.3 pursuant to Section 8.3(b) shall constitute the sole and exclusive remedy of the Parent, the Purchaser, their respective Affiliates and the Representatives of each of the foregoing in connection with this Agreement, the termination of this Agreement, the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination or the transactions or matters contemplated by this Agreement in the circumstances in which such Termination Fee became payable and (ii) the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Parent, the Purchaser, any of their respective Affiliates, any Representative of any of the foregoing or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent, the Purchaser, any of their respective Affiliates, any Representative of any of the foregoing or any other Person shall, nor shall any of them be entitled to, bring or maintain, and each of them hereby covenants not to bring or maintain, any other claim, action or proceeding against the Company or any of its Subsidiaries or any of their respective current or former Representatives, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

(e)            If the Company fails to pay in a timely manner the Termination Fee due pursuant to this Section 8.3 and, in order to obtain such payment, the Parent makes a claim that results in a judgment for the Termination Fee, the Company shall pay to the Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Termination Fee at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder through the date such payment was actually received.

8.4           Amendment. This Agreement may be amended, modified or supplemented at any time by the parties hereto by action taken or authorized by their respective Boards of Directors to the extent permitted by law; provided that following the Acceptance Time, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment, modification or supplement hereto (as applicable), signed on behalf of each of the parties hereto.

8.5           Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, except that the Minimum Condition and the Offer Conditions set forth in in clauses (b)(i) and (d) of Annex I may only be waived by the Purchaser with the prior written consent of the Company in its sole and absolute discretion. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party; provided that it is agreed that any extension or waiver by the Parent shall also be an effective extension or waiver by the Purchaser. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Article IX

Defined Terms

The following capitalized terms shall have the respective meanings set forth below:

“401(k) Plans” has the meaning set forth in Section 6.8(e).

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.1(a).

“Acceptance Time” means the time at which the Purchaser irrevocably accepts for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.

“Acquisition Proposal” means any offer, proposal or similar indication of interest (other than an offer, proposal or indication of interest made or submitted by or on behalf of the Parent or any of its Subsidiaries) for any transaction or series of related transactions (other than the Offer or the Merger or any transaction(s) involving solely the Company and/or one or more Subsidiaries of the Company) for (a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction (i) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 20% or more of the outstanding voting power of the Company or, if the Company is not a surviving entity in such transaction, of the surviving entity in such transaction involving the Company or (ii) in which the Company issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 20% or more of the outstanding voting power of the Company or, if the Company is not a surviving entity in such transaction, the surviving entity in such transaction involving the Company; (b) any sale, lease, exchange, transfer, exclusive license, exclusive sublicense, acquisition or disposition of the assets of any business or businesses that constitute or account for 20% or more of the consolidated net revenues or consolidated net income (measured based on the 12 full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the last day of the most recently completed calendar month) of the Company and its Subsidiaries (taken as a whole); or (c) any combination of the foregoing; provided, that, for the avoidance of doubt, the exercise (or any action taken in contemplation of exercise) of the Supplier Warrant by the holder thereof shall not in and itself be deemed to constitute an Acquisition Proposal.

“Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act, except as otherwise set forth in Section 4.5; provided that, for clarity, Supplier shall be deemed to not be an Affiliate of the Company.

“Affiliate Agreement” has the meaning set forth in Section 3.22.

“Agreement” has the meaning set forth in the preamble.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.4(a).

“Business Day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

“Capitalization Date” means the close of business on September 27, 2023.

“Certificate” means a certificate that immediately prior to the Effective Time represents shares of Company Common Stock.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Balance Sheet” means the consolidated unaudited balance sheet of the Company as of June 30, 2023.

“Company Board” means the Board of Directors of the Company (together with any duly constituted and authorized committee thereof).

“Company Board Recommendation Change” has the meaning set forth in Section 6.1(b)(i).

“Company Class A Common Stock” means the Class A Common Stock, $0.0001 par value per share, of the Company.

“Company Class B Common Stock” means the Class B Common Stock, $0.0001 par value per share, of the Company.

“Company Class C Common Stock” means the Class C Capital Stock, $0.0001 par value per share, of the Company.

“Company Common Stock” means the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent and the Purchaser and dated as of the date of this Agreement.

“Company Employee Plans” means all Employee Benefit Plans, including any Company Stock Plan, maintained, or contributed to (or required to be contributed to) by the Company or any of the Company’s Subsidiaries for the benefit of any current or former employee, advisor, consultant, or other service provider of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, contingent or otherwise, other than those required by applicable law.

“Company Employees” means each employee of the Company and its Subsidiaries.

“Company Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Company Leases” means the leases, subleases or licenses pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses from third parties any real property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Company Material Adverse Effect” means any effect that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, natural or man-made disasters, emergencies, calamities, other acts of God or other force majeure events in the United States or any other country or region in the world; (f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby or any statements by the Parent regarding the plans or intentions of the Parent with respect to the future conduct of the business of the Company (except to the extent arising from a breach of the representation and warranty set forth in Section 3.4(b)), including (i) the identity of the Parent, (ii) the loss or departure of directors, consultants, officers or other employees of the Company or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement or any statements by the Parent regarding the plans or intentions of the Parent with respect to the future conduct of the business of the Company, (iii) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers or other material business partners, whether as a direct or indirect result of the loss or departure of directors, consultants, officers or employees of the Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement or any statements by the Parent regarding the plans or intentions of the Parent with respect to the future conduct of the business of the Company, and (iv) any other negative development (or potential negative development) in the relationships of the Company or any of its Subsidiaries with any of its customers or other material business partners, whether as a direct or indirect result of the loss or departure of directors, consultants, officers or employees of the Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement or any statements by the Parent regarding the plans or intentions of the Parent with respect to the future conduct of the business of the Company; (g) any actions taken or failure to take action, in each case, to which the Parent has approved, consented to or requested in writing; or compliance with the express terms of, or the taking of any action required by the express terms of, this Agreement (except to the extent arising from a breach of the representation and warranty set forth in Section 3.4(b)); or the failure to take any action prohibited by this Agreement; (h) changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (i) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); (j) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing or any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Entity, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions relating thereto or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof (in each case including any COVID-19 Responses related thereto); (k) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, the Purchaser, the Parent or any of their directors or officers, including legal proceedings arising out of the Offer, the Merger or in connection with any other transactions contemplated by this Agreement; or (l) the failure by the Company to receive or earn any contingent consideration and/or rebate or similar payments or credits under that certain Asset Purchase Agreement, dated of June 9, 2023, by and among Company, Blue Apron, LLC and FreshRealm, Inc., that certain Production and Fulfillment Agreement, dated as of June 9, 2023, by and between Blue Apron, LLC and FreshRealm, Inc. and/or any agreement contemplated thereby; except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a) through (e), (i) and (j) disproportionately adversely affect in a material respect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries conduct business (in which case, only such disproportionate adverse effects (if any) relative to the other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries conduct business shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur).

“Company Material Contract” means any existing agreement, license, sublicense or contract:

(i)	pursuant to which the Company or any of its Subsidiaries made or received payments in excess of $500,000 in the one-year period ended August 31, 2023;

(ii)	that prohibits the Company or any Subsidiary from engaging or participating, or competing with any other Person, in any line of business, market or geographic area;

(iii)	that creates any partnership, joint venture or similar entity with respect to any material ;

(iv)	to which the Company or any Company Subsidiary is a party relating to indebtedness for borrowed money or any financial guaranty;

(v)	to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary acquired or is authorized to use any Intellectual Property of any third party, except for agreements or contracts for Intellectual Property that is generally, commercially available software and (i) is not material to the Company or any of the Subsidiaries, (ii) has not been modified or customized for the Company or any of the Subsidiaries and (iii) is licensed for an annual fee under $5,000,000; and

(vi)	which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries.

“Company Permits” has the meaning set forth in Section 3.16.

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company PSU” means a restricted stock unit with respect to any shares of Company Common Stock granted under any Company Stock Plan which award vests based on the achievement of one or more performance metrics and the continued performance of services.

“Company Registered Intellectual Property” means all United States, international and foreign (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity, in each case owned by, registered or filed in the name of, the Company or any Subsidiary.

“Company Related Parties” has the meaning set forth in Section 8.3(d).

“Company RSU” means any restricted stock unit with respect to any shares of Company Common Stock granted under any Company Stock Plan which award vests based solely on the continued performance of services.

“Company SEC Reports” has the meaning set forth in Section 3.5(a).

“Company Severance Practices” means the Company’s severance guidelines in the form made available to the Parent.

“Company Stock Option” means each option to purchase shares of Company Common Stock granted pursuant to any Company Stock Plan or outside of a Company Stock Plan.

“Company Stock Plan” means the Company’s 2012 Equity Incentive Plan and the Company’s 2017 Stock Incentive Plan, each as amended from time to time.

“Company Warrants” means any warrant to purchase shares of Company Common Stock issued by the Company.

“Company’s Knowledge” means the actual knowledge (without any duty to inquire or investigate)of the individuals identified on Schedule 10.1 of the Company Disclosure Schedule.

“Confidentiality Agreement” means the confidentiality agreement, dated as of August 1, 2023, between the Company and the Parent, as amended on August 10, 2023.

“COVID-19” means SARS-CoV-2 or the COVID-19 virus, and any evolutions or mutations thereof and any related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measure” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, regulation, rule, order, directive, guideline or recommendation of any Governmental Entity or industry group in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act.

“COVID-19 Response” means any action or inaction, including the establishment of any policy, procedure or protocol, by the Company or any of its Subsidiaries that the Company or any of its Subsidiaries determines in its discretion is necessary, advisable or prudent in connection with (a) mitigating the adverse effects of COVID-19 or applicable COVID-19 Measures, (b) ensuring compliance by the Company or any of its Subsidiaries with COVID-19 Measures applicable to any of them and/or (c) in respect of COVID-19, protecting the health and safety of employees or other persons with whom the Company or any of its Subsidiaries and their personnel come into contact with during the course of business operations.

“Current D&O Insurance” means the current directors’ and officers’ liability insurance policies maintained by the Company.

“DGCL” means the General Corporation Law of the State of Delaware.

“Determination Notice” has the meaning set forth in Section 6.1(c)(i).

“Dissenting Shares” means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder or beneficially by a “beneficial owner” (as defined in Section 262(a) of the DGCL) who is entitled to demand and properly demands appraisal rights of such shares pursuant to, and who is complying in all respects with, the provisions of Section 262 of the DGCL (until such time as such Person effectively withdraws, fails to perfect or otherwise loses such Person’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other plan, program, arrangement, policy or agreement involving direct or indirect benefits or compensation involving more than one Person, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, and includes any plan, policy, program, agreement, or arrangement required to be maintained, in whole or in part, by non-U.S. law.

“Environmental Law” means any applicable law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (a) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (b) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (c) noise or odor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud” means fraud (with an element of scienter, including that the other party relied thereon to its detriment) under the laws of Delaware.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any foreign or domestic court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality.

“Hazardous Substance” means (a) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director, manager or officer of the Company or any of its Subsidiaries or serves as a director, officer, manager, member, trustee, fiduciary, employee or agent of another Person if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

“Intellectual Property” means any and all forms of industrial and intellectual property, and all rights associated therewith, throughout the world, including (a) patents, trademarks, trade names, domain names, copyrights, designs and trade secrets, (b) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (c) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, inventions (whether patentable or not), invention disclosures, (d) all moral and economic rights of authors and inventors, however denominated, I other tangible or intangible proprietary or confidential information and materials and (f) and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing or any intellectual property rights in any form and embodied in any media.

“Intervening Event” means any event, change, effect, development, condition or occurrence material to the Company and the Company Subsidiaries, taken as a whole, that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable as of such date); provided that in no event shall any of the following constitute, contribute to or be taken into account when determining whether there is, or would reasonably be expected to be, an Intervening Event: (i) any event, change, effect, development, condition, occurrence or circumstance resulting from the announcement (whether or not authorized by the parties, including any pre-signing reports in the press or otherwise, reporting on a potential transaction among the parties or otherwise relating to the acquisition of the Company) or pendency of this Agreement or the Transactions, including the identity of, or events, developments, occurrences, circumstances, changes or effects relating to, the Parent or any of its affiliates or any communication by the Parent or any of its affiliates regarding plans, proposals or projections with respect to the Company or its employees (including any impact on the relationship of a Company contractual or otherwise, with its customers, suppliers, distributors, vendors, licensors, licensees, lenders, employees or partners), (ii) changes in the market price or trading volume of Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event), (iii) the Company’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying facts giving rise or contributing to such fact may be taken into account in determining whether there has been an Intervening Event), (iv) any fact relating to the Parent or its Affiliates, (v) the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal, or the consequences of any of the foregoing, (vi) any of the matters set forth on Schedule 9.1 of the Company Disclosure Schedule, or (vii) the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal, or the consequences of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Lien” means any mortgage, security interest, pledge, lien, charge or encumbrance, other than (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other statutory liens arising in the Ordinary Course of Business, (b) liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings, (c) in the case of the Company or any of its Subsidiaries, liens arising from actions of the Parent or the Purchaser (including in connection with any financing), (d) liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that are shown in public records, (e) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (f) liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business, (g) liens arising under applicable securities laws, (h) any non-exclusive license to Intellectual Property granted by the Company or a Subsidiary in the Ordinary Course of Business, (i) zoning, building and other similar codes and regulations and (j) any conditions that would be disclosed by a current, accurate survey or physical inspection.

“Maximum Premium” means 300% of the last annual premium paid prior to the Effective Time for the Current D&O Insurance.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Recitals.

“Minimum Condition” has the meaning set forth in Annex I.

“Nasdaq” means The Nasdaq Stock Market.

“New Plans” means all Employee Benefits Plan sponsored, maintained, contributed to (or required to be contributed to) by the Parent or any its Subsidiaries used by the Parent or any of its Subsidiaries to provide benefits to any Company Employees after the Effective Time.

“Offer” has the meaning set forth in the Recitals.

“Offer Conditions” means the conditions of the Offer set forth on Annex I.

“Offer Documents” has the meaning set forth in Section 1.1(c).

“Offer Price” has the meaning set forth in the Recitals.

“Ordinary Course of Business” means, with respect to any Person, subject to clause (b) of Section 5.2, the ordinary course of business of such Person consistent in all material respects with past practice, (a) taking into account any acts or omissions that have been or may be taken to comply with COVID-19 Measures or in good faith response to the COVID-19 pandemic, or otherwise to the extent necessary to avoid, mitigate or remediate a material adverse effect on such Person or any of such Person’s Subsidiaries or their respective businesses as may result from the COVID-19 pandemic and (b) subject to any reasonable changes required to address any requirements to comply with applicable law and guidelines and to reasonably preserve the health and safety of current employees and other service providers of such Person or any of such Person’s Subsidiaries).

“Other Company Warrants” has the meaning set forth in Section 2.8(g).

“Outside Date” means February 28, 2024.

“Parent” has the meaning set forth in the preamble.

“Parent Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of the Parent or the Purchaser to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement or otherwise perform any of its obligations under this Agreement.

“Paying Agent” means a bank or trust company mutually acceptable to the Parent and the Company, which shall be engaged by the Parent to act as a depositary agent for the holders of shares of Company Common Stock tendered in the Offer and as paying agent for the payment of the Merger Consideration to the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Payment Fund” means cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.6(c) in exchange for all of the outstanding shares of Company Common Stock (other than Dissenting Shares and shares of Company Common Stock cancelled in accordance with Section 2.6(b)).

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, estate, Governmental Entity, association, enterprise, unincorporated organization or other entity.

“Personal Information” refers to data that, separately or when combined with other data, can be used to identify an individual person, such as name, address, email address, photograph, IP address, unique device identifier, and any other information that is protected by Privacy Laws.

“Pre-Acceptance Period” means the period commencing on the date of this Agreement and ending at the Specified Time.

“Privacy Laws” means all laws and regulations concerning the collection, use, analysis, retention, storage, protection, transfer, disclosure and/or disposal of Personal Information.

“Purchaser” has the meaning set forth in the preamble.

“Qualified Person” means any Person making an Acquisition Proposal after the date hereof (that did not arise from (i) a breach of Section 6.1(a) or Section 6.1(b) or (ii) a breach, in any material respect, of Section 6.1(c) or Section 6.1(d)) that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or could reasonably be expected to lead to, a Superior Proposal.

“Qualifying Proposal” means an unsolicited Acquisition Proposal made by a Qualified Person that did not result from (i) a breach of Section 6.1(a) or Section 6.1(b) or (ii) a breach, in any material respect, of Section 6.1(c) or Section 6.1(d).

“Reporting Tail Endorsement” means a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 14D-9” has the meaning set forth in Section 1.2(b).

“Schedule TO” has the meaning set forth in Section 1.1(c).

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Time” means the earlier of (a) time at which this Agreement is terminated in accordance with the terms hereof and (b) the Acceptance Time.

“Stockholder List Date” has the meaning set forth in Section 1.1(e).

“Subsidiary” means, with respect to any Person, another Person (a) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (ii) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, or (b) of which such first Person is a general partner or managing member.

“Superior Proposal” means any Qualifying Proposal on terms which the Company Board determines in its good faith judgment, after consultation with the Company’s outside legal counsel and financial advisors, is more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (as modified by any written, binding offer by the Parent to amend the terms of this Agreement, which offer is not revocable for at least five (5) Business Days), after taking into taking into account all financial, economic, legal, regulatory and financing aspects (including the timing and certainty of closing) that the Company Board determines to be relevant; provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

“Supplier” has the meaning set forth in the recitals.

“Supplier Warrant” has the meaning set forth in Section 2.8(f).

“Surviving Corporation” means the Company following the Merger.

“Tax Returns” means all reports, returns, forms, or statements required to be filed with a Governmental Entity with respect to Taxes.

“Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto.

“Tender and Support Agreement” has the meaning set forth in the recitals.

“Termination Fee” means a termination fee of $3,100,000.

“Transaction Litigation” has the meaning set forth in Section 6.13.

“Uncertificated Shares” means uncertificated shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Willful Breach” means a breach of any covenant or agreement set forth in this Agreement in any material respect that is a consequence of an act, or failure to act, undertaken by the breaching party with the actual knowledge that the taking of such act, or failure to act, would result, or would reasonably be expected to result, in a breach of this Agreement. For the avoidance of doubt, the Parent’s or the Purchaser’s failure to consummate the Offer or the Merger or effect the Closing when required under this Agreement shall be a Willful Breach of this Agreement.

Article X

Miscellaneous

10.1         Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

10.2         Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or (vi) when delivered by email, which email must state that it is being delivered pursuant to this Section 10.2 and no automatic failure of delivery is received), in each case to the intended recipient as set forth below:

(a)            if to the Parent or the Purchaser, to:

Wonder Group, Inc.

4 World Trade Center

150 Greenwich Street, 57th Floor

New York New York 10007

Attn: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, California 94041

Attn: Kris Withrow

David Michaels

E-mail: kwithrow@fenwick.com

dmichaels@fenwick.com

(b)           if to the Company, to:

Blue Apron Holdings, Inc.
28 Liberty Street
New York, NY 10005
Attn:      [***]
E-mail:   [***]

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center

250 Greenwich Street

New York, New York 10007
Attn:       Christopher D. Barnstable-Brown, Esq.

Mark Nylen, Esq.

E-mail:   cbb@wilmerhale.com

mark.nylen@wilmerhale.com

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

10.3         Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.4         Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.6 (with respect to which the Indemnified Parties and their respective heirs and representatives shall be third party beneficiaries), (b) prior to the Acceptance Time, for the right of holders of shares of Company Common Stock to pursue claims for damages (including damages based on loss of the economic benefits of the transaction to the stockholders of the Company, taking into account without limitation the total amount payable to such stockholders under this Agreement) and other relief (including equitable relief) for any breach of this Agreement by the Parent or the Purchaser, whether or not this Agreement has been validly terminated pursuant to Article VIII, (c) from and after the Acceptance Time and solely with respect to their rights to receive the Merger Consideration, the rights of holders of shares of Company Common Stock, Company Stock Options, Company RSUs, Company PSUs and Company Warrants to receive the consideration set forth in Article I and Article II and (d) the rights of the Company Related Parties set forth in Section 8.3(d). The rights granted pursuant to clause (b) of this Section 10.4 shall only be enforceable on behalf of the stockholders of the Company by the Company in its sole and absolute discretion, as agent for the stockholders of the Company, it being understood and agreed that any and all interests in such claims shall attach to such shares of Company Common Stock and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (i) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (ii) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.

10.5         Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.6         Severability. Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

10.7         Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile, an electronic scan delivered by electronic mail or DocuSign or another electronic signature platform), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.8         Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “preamble”, “Annex”, “Exhibit” or “Schedule” refer to an Article, Section, Recital or preamble of, or an Annex, Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency; (l) “made available to the Parent” means information that is accessible by the Parent and its Representatives either (x) on the virtual data room managed by the Company on Datasite or (ii) on EDGAR, in each case on the day that immediately precedes the date of this Agreement, and (m) each day shall be deemed to end at 11:59 p.m., Eastern time, on the applicable day. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.9         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.10       Remedies.

(a)            Except as otherwise provided herein (including Section 8.3(e)), any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(b)           Irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies, even if available, would not be an adequate remedy for any such damages, including if any party hereto fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement. Accordingly, in the event of any breach or threatened breach by the Company, on the one hand, or the Parent and/or the Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Parent and the Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement in the courts described in Section 10.11 without proof of damages or otherwise to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security and in addition to any other remedy to which they are entitled. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, or not an appropriate remedy for any reason at law or equity, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Time shall be of the essence for purposes of this Agreement. If, prior to the Outside Date, any party hereto brings any action, in each case, in accordance with Section 10.11, to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended the period established by the court presiding over such action, as the case may be.

10.11       Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.11, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

10.12       WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.

10.13       Disclosure Schedule. The Company Disclosure Schedule shall be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

10.14       Parent Guarantee. The Parent agrees to take all action necessary to cause the Purchaser or the Surviving Corporation, as applicable, and, during the period between the Acceptance Time and the Effective Time, the Company, to perform all of its agreements, covenants and obligations under this Agreement. The Parent unconditionally guarantees to the Company the full and complete performance by the Purchaser or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of the Purchaser or the Surviving Corporation, as applicable, under this Agreement. The Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Purchaser or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 10.14. The Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of the Purchaser or the Surviving Corporation under this Agreement.

[Remainder of Page Intentionally Left Blank.]

The Parent, the Purchaser and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

WONDER GROUP, INC.

By:	/s/ Marc Lore
Name: Marc Lore Title: Chief Executive Officer

BASIL MERGER CORPORATION

By:	/s/ Marc Lore
Name: Marc Lore Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

BLUE APRON HOLDINGS, INC.

By:	/s/ Linda Findley
Name: Linda Findley Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I

CONDITIONS OF THE OFFER

All terms defined in the Agreement and Plan of Merger (the “Agreement”) of which this Annex I is a part and used in this Annex I shall have the meanings assigned to such terms in the Agreement.

Notwithstanding any other provisions of the Offer or the Agreement, the Purchaser shall not be required to accept for purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any shares of Company Common Stock tendered pursuant to the Offer (and not validly withdrawn) if:

(a)           immediately prior to the expiration of the Offer (as extended in accordance with the Agreement, the “Expiration Time”), the number of shares of Company Common Stock validly tendered and not validly withdrawn (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined by Section 251(h)(6)(f) of the DGCL), together with any shares of Company Common Stock owned by the Purchaser, the Parent or any wholly-owned Subsidiary of the Parent, does not equal at least one share more than one-half of all shares of Company Common Stock then outstanding (the “Minimum Condition”);

(b)           at any time on or after the date of the Agreement and before the expiration of the Offer, any of the following shall occur and be continuing and shall not have resulted from the breach by the Parent or the Purchaser of any of their obligations under the Agreement:

(i)            any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Offer, the Merger or the other transactions contemplated hereby;

(ii)           (A) the representations and warranties of the Company contained in clause (a) of Section 3.7 of the Agreement are not true and correct in all respects as of the date of the Agreement and the Expiration Time; (B) any of the representations and warranties set forth in Sections 3.1, 3.3(c), 3.3(d), 3.4(a), 3.4(b)(i), 3.4(d), 3.19 and 3.21 of the Agreement shall not be true, correct and accurate in all material respects as of the date of this Agreement and as of the Expiration Time, in each case, as if made on and as of such date or time (other than any such representation or warranty made as of a specific earlier date, which shall not have been so true and correct in all material respects as of such earlier date); (C) any of the representations and warranties of the Company set forth in Section 3.2(a), 3.2(b), 3.2(c) and 3.2(d) of the Agreement shall not be true and accurate in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Expiration Time, in each case, as if made on and as of such date or time (other than any such representation or warranty made as of a specific earlier date, which shall not have been so true and correct in all respects (except for de minimis inaccuracies) as of such earlier date); and (D) any other representation or warranty of the Company contained in the Agreement shall not be true and correct in all respects as of the date of this Agreement and as of the Expiration Time, in each case, as if made on and as of such date or time (other than any such representation or warranty made as of a specific earlier date, which shall not have been so true and accurate in all respects as of such earlier date), except, in the case of this clause (D) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has had, or would be reasonably be expected to have, a Company Material Adverse Effect (without giving effect to any qualifications as to materiality or “Company Material Adverse Effect” set forth in such representations and warranties);

Annex I – Page 1

(iii)          the Company shall have failed to perform in all material respects its covenants and obligations required to be performed or complied with by it under the Agreement at or prior to the Acceptance Time;

(c)            the Parent shall not have received a certificate, dated as of the date on which the Acceptance Time occurs, signed by an executive officer of the Company certifying as to the matters set forth in forth in clauses (b)(ii), (b)(iii) and (d) of this Annex I;

(d)           since the date of this Agreement, there shall have occurred any Company Material Adverse Effect; or

(e)           the Agreement shall have been validly terminated in accordance with Article VIII of the Agreement (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Condition and the Termination Condition, which may not be waived by Parent or Purchaser). The failure by Parent, Purchaser or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time

Annex I – Page 2

Exhibit A

Form of Certificate of Incorporation
of the Surviving Corporation

[Attached]

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BLUE APRON HOLDINGS, INC.

FIRST: The name of the Corporation is Blue Apron Holdings, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Incorporating Services, Ltd., 3500 S Dupont Highway, City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,185,000,000 shares, consisting of 1,500,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), 175,000,000 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock”), 500,000,000 shares of Class C Capital Stock, $0.0001 par value per share (“Class C Capital Stock”), and 10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). The number of authorized shares of Class A Common Stock, Class B Common Stock or Class C Capital Stock may be increased or decreased (but not below (i) the number of shares thereof then outstanding and (ii) with respect to the Class A Common Stock, the number of shares of Class A Common Stock reserved pursuant to Section 8 of Part A of this Article FOURTH) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	CLASS A COMMON STOCK, CLASS B COMMON STOCK AND CLASS C CAPITAL STOCK.

Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article FOURTH refer to sections and subsections of Part A of this Article FOURTH.

1.             General. Except as otherwise provided in the Certificate of Incorporation or required by applicable law, shares of Class A Common Stock, Class B Common Stock and Class C Capital Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend and liquidation rights of the holders of Class A Common Stock, Class B Common Stock and Class C Capital Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2.             Voting.

2.1           Class A Common Stock and Class B Common Stock. Except as otherwise required by applicable law, at all meetings of stockholders, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder. Except as otherwise required by applicable law or provided in the Certificate of Incorporation, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the By- laws of the Corporation and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law. There shall be no cumulative voting.

2.2           Class C Capital Stock. Except as otherwise required by applicable law or provided herein, the holders of shares of Class C Capital Stock shall (a) have no voting rights or power, (b) not be entitled to vote on any matter that is submitted to a vote of the stockholders of the Corporation and (c) be entitled to notice of all stockholders’ meetings.

3.             Dividend and Distribution Rights. Shares of Class A Common Stock, Class B Common Stock and Class C Capital Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors of the Corporation (the “Board of Directors”) out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock, Class B Common Stock or Class C Capital Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall be entitled to receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), holders of Class B Common Stock shall be entitled to receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) and holders of Class C Capital Stock shall be entitled to receive shares of Class C Capital Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), with holders of shares of Class A Common Stock, Class B Common Stock and Class C Capital Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock, Class B Common Stock or Class C Capital Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), as applicable. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend or distribution per share of Class A Common Stock, Class B Common Stock or Class C Capital Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Capital Stock, each voting separately as a class.

4.             Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock, Class B Common Stock or Class C Capital Stock may not be subdivided, combined or reclassified unless the shares of each of the other two classes are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock, Class B Common Stock and Class C Capital Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Capital Stock, each voting separately as a class.

5.             Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock, Class B Common Stock and Class C Capital Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Capital Stock, each voting separately as a class.

6.             Certain Transactions.

6.1           Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock, Class B Common Stock or Class C Capital Stock upon the consolidation or merger of the Corporation with or into any other entity, such distribution or payment that the holders of shares of Class A Common Stock, Class B Common Stock or Class C Capital Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Class A Common Stock, Class B Common Stock and Class C Capital Stock as a single class; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such consolidation, merger or other transaction if the only difference in the per share consideration to the holders of the Class A Common Stock, Class B Common Stock and Class C Capital Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock and that any securities distributed to the holder of a share of Class C Capital Stock have no voting rights or power.

6.2           Third-Party Tender or Exchange Offers. The Corporation may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A Common Stock, Class B Common Stock or Class C Capital Stock, nor may the Corporation or the Board of Directors (or any committee thereof) recommend that holders tender shares of Class A Common Stock, Class B Common Stock or Class C Capital Stock into any third-party tender or exchange offer, unless the holders of (a) the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class B Common Stock and Class C Capital Stock would receive, or have the right to elect to receive, as applicable, (b) the Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A Common Stock and Class C Capital Stock would receive, or have the right to elect to receive, as applicable, and (c) the Class C Capital Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A Common Stock and Class B Common Stock would receive, or have the right to elect to receive, as applicable; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such tender or exchange offer if the only difference in the per share consideration to the holders of the Class A Common Stock, Class B Common Stock and Class C Capital Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock and that any securities distributed to the holder of a share of Class C Capital Stock have no voting rights or power.

7.             Conversion.

7.1           Optional Conversion of Class B Common Stock. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation (an “Optional Class B Conversion Event”). Before any holder of Class B Common Stock shall be entitled to convert any shares of Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall provide written notice to the Corporation at its principal corporate office, of such conversion election and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued (if such shares of Class A Common Stock are certificated) or (ii) in which such shares of Class A Common Stock are to be registered in book entry (if such shares of Class A Common Stock are uncertificated). If the shares of Class A Common Stock into which the shares of Class B Common Stock are to be converted are to be issued in a name or names other than the name of the holder of the shares of Class B Common Stock being converted, such notice shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled upon such conversion (if such shares of Class A Common Stock are certificated) or shall register such shares of Class A Common Stock in book-entry form (if such shares of Class A Common Stock are uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the provision of written notice of such conversion election as required by this Subsection 7.1, the shares of Class A Common Stock issuable upon such conversion shall be deemed to be outstanding as of such time, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be deemed to be the record holder or holders of such shares of Class A Common Stock as of such time.

7.2           Automatic Conversion of Class B Common Stock. Class B Common Stock shall automatically convert into Class A Common Stock upon the occurrence of an event described below (each, a “Mandatory Class B Conversion Event”):

(a) Transfers. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of a Transfer (as defined in Section 10), other than a Permitted Transfer (as defined in Section 10), of such share of Class B Common Stock.

(b) Death or Disability of Holder. In addition to the automatic conversion provisions contained in Subsection 7.2(a), each share of Class B Common Stock held of record by a holder of Class B Common Stock who is a natural person, or held of record by Permitted Transferees (as defined in Section 10) of such holder of Class B Common Stock, shall automatically, without any further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death or Disability (as defined in Section 10) of such holder of Class B Common Stock; provided, however, that following the death or Disability of a Founder (as defined in Section 10), each share of Class B Common Stock held of record by such Founder, or held of record by Permitted Transferees of such Founder, shall automatically, without any further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of (i) nine (9) months after the date of death or Disability of such Founder, and (ii) the date upon which such Founder’s Permitted Transferees cease to hold such shares of Class B Common Stock or to exercise Voting Control (as defined in Section 10) over such shares of Class B Common Stock, as applicable.

(c) Death or Disability of Matthew Salzberg. In addition to the automatic conversion provisions contained in Subsection 7.2(b), each outstanding share of Class B Common Stock shall automatically, without any further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the date which is nine (9) months after the date of death or Disability of Matthew Salzberg (“Salzberg”).

(d) Reduction in Voting Power. Each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the first date on which the voting power of all then-outstanding shares of Class B Common Stock represent less than five percent (5%) of the combined voting power of all then-outstanding shares of Class A Common Stock and Class B Common Stock.

7.3           Automatic Conversion of Class C Capital Stock. Upon the conversion or other exchange of all outstanding shares of Class B Common Stock into or for shares of Class A Common Stock, each outstanding share of Class C Capital Stock shall automatically, without further action by the Corporation or the holders thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock on the date fixed therefor by the Board of Directors that is no less than thirty-one (31) days and no more than ninety (90) days following such conversion or other exchange of Class B Common Stock (the “Class C Conversion Event”).

7.4           Certificates. Each outstanding stock certificate (if shares are in certificated form) that, immediately prior to the occurrence of an Optional Class B Conversion Event, a Mandatory Class B Conversion Event or the Class C Conversion Event (any of the foregoing, a “Conversion Event”), represented one or more shares of Class B Common Stock or Class C Capital Stock subject to such Conversion Event shall, upon such Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock or Class C Capital Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock or Class C Capital Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock or Class C Capital Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock or Class C Capital Stock that is converted pursuant to Subsection 7.1, 7.2 or 7.3 shall thereupon automatically be retired and shall not be available for reissuance.

7.5           Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of the Certificate of Incorporation or By-laws of the Corporation, relating to the conversion of the Class B Common Stock or Class C Capital Stock, as applicable, into Class A Common Stock, as it may deem necessary or advisable in connection therewith. If the Corporation has reason to believe that a Transfer or other Conversion Event giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation (or in book entry as maintained by the transfer agent of the Corporation), the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation (or in book entry as maintained by the transfer agent of the Corporation). In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation (or in book entry as maintained by the transfer agent of the Corporation) shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

8.             Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock and Class C Capital Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Class C Capital Stock into shares of Class A Common Stock.

9.             Protective Provision. The Corporation shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive any provision of Part A of this Article FOURTH (or adopt any provision inconsistent therewith), without first obtaining the affirmative vote of the holders of a majority of the then outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate class, in addition to any other vote required by applicable law, the Certificate of Incorporation or By-laws of the Corporation.

10.             Definitions. For purposes of this Article FOURTH:

“Affiliate” means, with respect to any person, any other person or entity that directly or indirectly, controls, is controlled by, or is under common control with such person, including, without limitation, any trustee, partner, officer, director or member of such person and any venture capital or other investment fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such person.

“Delayed Conversion Period” means the period of time following the death or Disability of a Founder until all shares of Class B Common Stock held of record by such Founder, or such Founder’s Permitted Transferees, upon his death or Disability are converted into shares of Class A Common Stock in accordance with Subsection 7.2 above.

“Disability” means permanent and total disability such that the natural person holder of Class B Common Stock is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute whether the natural person holder of Class B Common Stock has suffered a Disability, no Disability of the natural person holder of Class B Common Stock shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and nonappealable.

“Family Member” means with respect to any natural person who is a Qualified Stockholder (a) the spouse of such Qualified Stockholder, (b) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of such Qualified Stockholder or (c) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of the spouse of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.

“Fiduciary” means a natural person who (a) is an executor, personal representative, administrator, trustee, manager, managing member, general partner, director, officer or any other agent of a person and (b) manages, controls or otherwise has decision-making authority with respect to such person.

“Founder” means Matthew Salzberg, Matthew Wadiak or Ilia Papas.

“Founder Qualified Stockholder” means a Qualified Stockholder who is also a Founder.

“Founder Trustee” means any natural person designated or approved by a Founder and approved by resolution of not less than sixty-six and two-thirds percent (66-2/3%) of the directors then constituting the entire Board of Directors, in each case acting in his or her capacity as voting trustee pursuant to a written voting trust agreement entered into by such Founder prior to his death or Disability; provided, however, that approval of the Board of Directors shall not be required for any such natural person designated or approved by such Founder pursuant to a written voting trust agreement entered into by such Founder prior to the Reclassification Date (as defined below) and serving as voting trustee at the Reclassification Date.

“Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

“Permitted Entity” means with respect to a Qualified Stockholder:

(a) a Permitted Trust solely for the benefit of (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder and/or (iii) any other Permitted Entity of such Qualified Stockholder;

(b) any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity exclusively owned by (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder and/or (iii) any other Permitted Entity of such Qualified Stockholder;

(c) the executor or personal representative of the estate of a Qualified Stockholder upon the death of such Qualified Stockholder solely to the extent the executor or personal representative is acting in the capacity of executor or personal representative of such estate;

(d) a revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; or

(e) a revocable living trust (including any irrevocable administrative trust resulting from the death of the natural person grantor of such trust) which trust is itself both a Permitted Trust and a Qualified Stockholder, following the death of the natural person grantor of such trust, solely to the extent that such shares are held in such trust pending distribution to the beneficiaries designated in such trust.

Except as explicitly provided for herein, a Permitted Entity of a Qualified Stockholder shall not cease to be a Permitted Entity of that Qualified Stockholder solely by reason of the death of that Qualified Stockholder.

“Permitted Transfer” means, and is restricted to, any Transfer of a share of Class B Common Stock:

(a) by a Qualified Stockholder (or, in the case of a deceased Founder Qualified Stockholder, the executor or personal representative of the estate of such deceased Founder Qualified Stockholder during the Delayed Conversion Period) to (i) one or more Family Members of such Qualified Stockholder so long as such Qualified Stockholder (or, in the case of a deceased Founder Qualified Stockholder, the executor or personal representative of the estate of such deceased Founder Qualified Stockholder during the Delayed Conversion Period) continues to exercise Voting Control over such shares, (ii) any Permitted Entity of such Qualified Stockholder so long as (A) such Qualified Stockholder (or, in the case of a deceased Founder Qualified Stockholder, the executor or personal representative of the estate of such deceased Founder Qualified Stockholder during the Delayed Conversion Period) continues to exercise Voting Control over such shares, or (B) a Fiduciary of such Permitted Entity who is selected by such Qualified Stockholder, and whom such Qualified Stockholder has the power to remove and replace with another Fiduciary selected by such Qualified Stockholder, exercises Voting Control over such shares, (iii) any foundation or similar entity or any Qualified Charity so long as (A) such Qualified Stockholder (or, in the case of a deceased Founder Qualified Stockholder, the executor or personal representative of the estate of such deceased Founder Qualified Stockholder during the Delayed Conversion Period) continues to exercise Voting Control over such shares, or (B) a Fiduciary of such foundation, similar entity or Qualified Charity who is selected by such Qualified Stockholder, and whom such Qualified Stockholder has the power to remove and replace with another Fiduciary selected by such Qualified Stockholder, exercises Voting Control over such shares, (iv) any Permitted Entity of a Family Member of such Qualified Stockholder so long as such Qualified Stockholder (or, in the case of a deceased Founder Qualified Stockholder, the executor or personal representative of the estate of such deceased Founder Qualified Stockholder during the Delayed Conversion Period) continues to exercise Voting Control over such shares, or (v) such Qualified Stockholder’s revocable living trust which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder;

(b) by a Permitted Entity of a Qualified Stockholder (or, in the case of a deceased Founder Qualified Stockholder, the executor or personal representative of the estate of such deceased Founder Qualified Stockholder during the Delayed Conversion Period) to (i) such Qualified Stockholder (or, in the case of a deceased Founder Qualified Stockholder, the executor or personal representative of the estate of such deceased Founder Qualified Stockholder during the Delayed Conversion Period) or one or more Family Members of such Qualified Stockholder, (ii) any other Permitted Entity of such Qualified Stockholder (or, in the case of a deceased Founder Qualified Stockholder, the executor or personal representative of the estate of such deceased Founder Qualified Stockholder during the Delayed Conversion Period) or (iii) any Permitted Entity of a Family Member of such Qualified Stockholder; or

(c) by a Qualified Stockholder that is an entity to an Affiliate (provided, that for purposes of a Permitted Transfer, an Affiliate shall not include, in any case, limited partners, stockholders or members of such Qualified Stockholder).

“Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

“Permitted Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder; (b) a Family Member of a Qualified Stockholder; (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments; (d) an employee of the Corporation or a member of the Board of Directors; or (e) solely in the case of any such trust established by a natural person grantor, any other bona fide trustee; provided, however, that solely with respect to a trust (whether existing at the Reclassification Date or established thereafter) receiving or holding shares of a Founder, which trust is contingent and effective upon the death or Disability of such Founder, each trustee of such trust shall be a Founder Trustee in order for such trust to constitute a Permitted Trust.

“Qualified Charity” means a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.

“Qualified Stockholder” means:

(a) the registered holder of a share of Class B Common Stock as of the Reclassification Date;

(b) the initial registered holder of a share of Class B Common Stock that was issued upon conversion of the Corporation’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock upon the completion of the Corporation’s initial public offering of Class A Common Stock;

(c) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Reclassification Date pursuant to the exercise or conversion of options or warrants or settlement of restricted stock units (“RSUs”) that, in each case, are outstanding as of the Reclassification Date;

(d) the initial record holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time upon the approval of the Board of Directors;

(e) the initial record holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time pursuant to the conversion, exchange or exercise of securities issued pursuant to the preceding subclause (d);

(f) each natural person who Transferred shares of or equity awards for Class B Common Stock (including any option or warrant exercisable or convertible into, or any RSU that can be settled in shares of, Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder pursuant to the foregoing subclauses (a), (b) or (c); and

(g) a Permitted Transferee.

“Reclassification Date” means December 29, 2016.

“Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of a share of Class B Common Stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise. A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (x) an entity that is a Permitted Entity if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (y) an entity that is a Qualified Stockholder if there occurs a Transfer on a cumulative basis, from and after the Reclassification Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Reclassification Date, holders of voting securities of any such entity or Parent of such entity. In addition, for the avoidance of doubt, a Transfer shall be deemed to have occurred if a holder that is a partnership, limited partnership, limited liability company or corporation distributes or otherwise transfers its shares of Class B Common Stock to its partners, stockholders, members or other equity owners. Notwithstanding the foregoing, the following shall not be considered a Transfer:

(a) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities or other property to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(c) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer at such time;

(d) any change in the trustee(s) or the person(s) and/or entity(ies) having or exercising Voting Control over shares of Class B Common Stock of a Permitted Entity, provided that following such change such Permitted Entity continues to be a Permitted Entity; or

(e) (1) the assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock by a Qualified Stockholder to a grantor retained annuity trust (a “GRAT”) for which the trustee is (A) such Qualified Stockholder, (B) a Family Member of such Qualified Stockholder, (C) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisors, or bank trust departments, (D) an employee of the Corporation or a member of the Board of Directors or (E) solely in the case of any such trust established by a natural person grantor, any other bona fide trustee; (2) the change in trustee for such a GRAT from one of the persons identified in the foregoing subclauses (A) through (E) to another person identified in the foregoing subclauses (A) through (E); and (3) the distribution of such shares of Class B Common Stock from such GRAT to such Qualified Stockholder (provided, however, that the distribution of shares of Class B Common Stock to any beneficiary of such GRAT except such Qualified Stockholder shall constitute a Transfer unless such distribution qualifies as a Permitted Transfer at such time).

“Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

B.	PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the General Corporation Law, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

FIFTH: In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law, the Board of Directors shall have the power to adopt, amend, alter or repeal the By-laws of the Corporation.

SIXTH: Except to the extent that the General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

SEVENTH: The Corporation shall provide indemnification as follows:

1.             Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2.             Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3.             Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article SEVENTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article SEVENTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith.

4.             Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article SEVENTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article SEVENTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5.             Advance of Expenses. Subject to the provisions of Section 6 of this Article SEVENTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article SEVENTH, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article SEVENTH; and provided further that no such advancement of expenses shall be made under this Article SEVENTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6.             Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article SEVENTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article SEVENTH (and none of the circumstances described in Section 4 of this Article SEVENTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article SEVENTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7.             Remedies. The right to indemnification or advancement of expenses as granted by this Article SEVENTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article SEVENTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law.

8.             Limitations. Notwithstanding anything to the contrary in this Article SEVENTH, except as set forth in Section 7 of this Article SEVENTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article SEVENTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors. Notwithstanding anything to the contrary in this Article SEVENTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9.             Subsequent Amendment. No amendment, termination or repeal of this Article SEVENTH or of the relevant provisions of the General Corporation Law or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10.           Other Rights. The indemnification and advancement of expenses provided by this Article SEVENTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article SEVENTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article SEVENTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article SEVENTH.

11.           Partial Indemnification. If an Indemnitee is entitled under any provision of this Article SEVENTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12.           Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

13.           Savings Clause. If this Article SEVENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article SEVENTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.           Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

THE UNDERSIGNED has executed this Second Amended and Restated Certificate of Incorporation as of this [●] day of [●], 2023.

BLUE APRON HOLDINGS, INC.

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